As filed with the Securities and Exchange Commission on January 7, 2002
                                                      Registration No. 333-45780
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                (Amendment No. 3)

                                 CREST VIEW INC.
                 (Name of small business issuer in its charter)


            Nevada                             7000                       88-0462761
   (State or jurisdiction of       (Primary Standard Industrial        (I.R.S. Employer
incorporation or organization)      Classification Code Number)       Identification No.)

      1700 West Horizon Ridge Parkway - Suite 202, Henderson, Nevada 89012
              Telephone: (702) 614-1750; Telecopier: (702) 614-1790
          (Address and telephone number of principal executive offices)

                    Johnny R. Thomas, Chief Executive Officer
                                 Crest View Inc.
                   1700 West Horizon Ridge Parkway - Suite 202
                             Henderson, Nevada 89012
                            Telephone: (702) 614-1750
                           Telecopier: (702) 614-1790
            (Name, address and telephone number of agent for service)

                                   Copies to:
                             Elliot H. Lutzker, Esq.
                             Snow Becker Krauss P.C.
                                605 Third Avenue
                          New York, New York 10158-0125
                            Telephone: (212) 687-3860
                           Telecopier: (212) 949-7052

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                     SUBJECT TO COMPLETION - January 7, 2002

PROSPECTUS
                                 CREST VIEW INC.
                                 2,100,000 Units
                                  consisting of
    2,100,000 Shares of Common Stock and 700,000 Class A Redeemable Warrants

This is our initial public offering. We are offering 2.1 million units at a price of $0.50 per unit. The units are being offered on a self underwritten, best efforts, 1.2 million units minimum and 2.1 million units maximum basis. Each unit consists of one share of our common stock and one-third (1/3) of one class A redeemable warrant. The minimum purchase required by any one investor is 120 units and the number of units purchased must be in multiples of three. Each class A warrant entitles its holder to purchase one share of our common stock and one class B redeemable warrant. The class A warrants are exercisable for four years from _____________, 2002, subject to earlier redemption, at an exercise price of $6.00 per share. Each class B warrant entitles its holder to purchase one share of our common stock. The class B warrants are exercisable for five years from ____________, 2002, subject to earlier redemption, at an exercise price of $9.00 per share.

If the minimum 1.2 million units are sold on or before __________, 2002 (90 days from the date of this prospectus, unless we extend the offering for up to an additional 90 days), the proceeds from the sale of such units will be immediately released to us. If 1.2 million units are not sold by such date, all subscription funds will be returned to the persons who subscribed to the offering, with interest, if any. If we reach the minimum offering threshold of
1.2 million units, we will continue to offer units until the maximum 2.1 million units are sold, the offering period ends, or the offering is terminated, whichever first occurs. All of the cash proceeds from the offering of the units will be promptly deposited in an escrow account at Southwest Escrow Company, 401 North Buffalo, Suite 205, Las Vegas, Nevada 89145.

Prior to this offering there has been no public market for the units, shares or warrants. We only recently commenced operations and do not expect to generate revenues for the immediate future.

These securities involve a high degree of risk and immediate substantial dilution and should be purchased only by persons who can afford the loss of their entire investment. See "Risk Factors" on page 4.

Throughout this prospectus, the terms "we," "our" and "our company" refer to Crest View Inc. and, unless the context indicates otherwise, our subsidiaries on a consolidated basis.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

               The date of this prospectus is___________ __, 2002

                              [INSIDE FRONT COVER]


[This page will contain of two pictures. The captions to be placed below the two pictures describe the pictures as follows:

o View of our Naba Ah(TM) resort properties, taken from a boat just offshore. The building in the center is located on the central parcel of these three properties.

o    View  of  our  Naba  Ah  resort  properties  and  beachfront,  showing  the
     surrounding   cays  and  water,   taken  from  the  highest  point  on  the
     properties.]

                                TABLE OF CONTENTS
                                                                            Page

PROSPECTUS SUMMARY.............................................................1
         The Company...........................................................1
         Corporate Information.................................................1
         The Offering..........................................................1
         Summary Financial Information.........................................3

RISK FACTORS...................................................................4
         Risks Relating to Our Business Prospects..............................5
         Risks Involving Our Securities........................................5

FORWARD-LOOKING STATEMENTS.....................................................6

DILUTION AND OTHER COMPARATIVE PER SHARE DATA..................................6

DIVIDEND POLICY................................................................7

CAPITALIZATION.................................................................8

USE OF PROCEEDS................................................................8

PLAN OF OPERATION.............................................................10
         Liquidity and Capital Resources......................................10

PROPOSED BUSINESS.............................................................14
         Business Plans and Activities........................................14
         Business Model.......................................................19
         Competition..........................................................22
         Seasonality..........................................................23
         Employees............................................................23
         Governmental Regulation..............................................23
         Properties...........................................................24
         Legal Proceedings....................................................25

MANAGEMENT....................................................................25
         Executive Officers and Directors.....................................25
         Executive Compensation...............................................26
         Limitation on Liability and Indemnification Matters..................26
         Certain Relationships and Related Transactions.......................27

PRINCIPAL STOCKHOLDERS........................................................27

DESCRIPTION OF SECURITIES.....................................................29
         General  ............................................................29
         Units    ............................................................29
         Common Stock.........................................................29
         Class A Redeemable Warrants..........................................30
         Class B Redeemable Warrants..........................................31
         Serial Preferred Stock...............................................31
         State Blue Sky Information...........................................32
         Transfer and Warrant Agent...........................................32

PLAN OF DISTRIBUTION..........................................................32

CERTAIN MARKET INFORMATION....................................................33

SHARES ELIGIBLE FOR FUTURE SALE...............................................34

ADDITIONAL INFORMATION........................................................35

LEGAL MATTERS.................................................................36

EXPERTS  .....................................................................36

INDEX TO FINANCIAL STATEMENTS.................................................37

                  --------------------------------------------

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus is intended to offer no securities other than the common stock and the warrants constituting the units and the common stock underlying the warrants. This prospectus may be used only where it is legal to offer and sell these securities. The information in this prospectus may be accurate on the date of this document only.

                  --------------------------------------------

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

This is a summary of the information contained in this prospectus. You should carefully read the entire prospectus, including the "Risk Factors" section, to fully understand our company's proposed business operations, the offering of our securities being made under this prospectus and the risks associated with an investment in our securities.

The Company

We intend to develop a vacation and tourist destination, featuring an "eco-resort" and cultural exhibits, on the Honduran island of Guanaja revolving around a central theme. Our intended business operations are anticipated to include a resort complex, called Naba Ah(TM). We also intend to market a line of medicinal herbs and natural healing products, grown and developed on our properties in Guanaja, as well as complementary third party products, and to investigate and possibly develop an archeological site at the Plan Grande and Marble Hill section of Guanaja.

We presently are a development stage company. We have acquired a number of properties on Guanaja and have identified other properties for acquisition as part of our intended business operations. The proceeds from this offering will not be sufficient to commence business operations; the proceeds will only be adequate to continue our property acquisitions and to fund more detailed planning of our Naba Ah and Plan Grande developments.

Corporate Information

Our executive offices are located at 1700 West Horizon Ridge Parkway - Suite 202, Henderson, Nevada 89012. Our telephone number is (702) 614-1750.

The Offering

We are offering the units on a self underwritten, best efforts, 1.2 million unit minimum, 2.1 million unit maximum basis. Lenders who financed our real property acquisitions will be given the opportunity to purchase units offered under this prospectus through the reduction or cancellation of our indebtedness to them, rather than paying cash for their units. In such event, the cash proceeds which we receive from the offering will be reduced by an amount equal to the debt so reduced or canceled.

Unit offering price.......................................    $0.50 per unit

Securities offered........................................    2,100,000  units.  Each unit consists of one share
                                                              of our  common  stock and  one-third  (1/3) of one
                                                              class A warrant. Each class A warrant entitles its
                                                              holder to purchase  one share of common  stock and
                                                              one class B warrant. Each class B warrant entitles
                                                              the holder to purchase one share of common stock.

Shares of common stock outstanding as of the date of
   this prospectus........................................    5,828,924
Shares of common stock outstanding after the:
   maximum offering.......................................    7,928,924
   minimum offering.......................................    7,028,924

Class A warrants outstanding as of the date of this
   prospectus.............................................    1,800,000
Class A warrants outstanding after the:
   maximum offering ......................................    2,500,000
   minimum offering ......................................    2,200,000

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Warrant exercise prices:
   Class A warrants.......................................    $6.00 per warrant
   Class B warrant........................................    $9.00 per warrant

Warrant expiration dates:
   Class A warrants.......................................    January __, 2006
   Class B warrant........................................    January __, 2007

Redemption of warrants....................................    We may redeem the Class A warrants  and/or Class B
                                                              warrants  at  a  redemption  price  of  $.001  per
                                                              warrant, upon not less than 30 days' prior written
                                                              notice.  We  may  appoint  standby  purchasers  to
                                                              exercise any or all of the warrants  which are not
                                                              exercised  at the  end of  the  redemption  notice
                                                              period.

Use of Proceeds...........................................    To  finance  the  purchase  of  real  property  in
                                                              Honduras  and the  repayment  of debt  incurred in
                                                              connection with previously acquired real property,
                                                              to fund more detailed  planning of our Naba Ah and
                                                              Plan Grande developments as vacation  destinations
                                                              and for general and  administrative  expenses  and
                                                              working capital purposes.


Unless the context indicates to the contrary, all reference in this prospectus to shares of our common stock do not include shares issuable upon exercise of any outstanding options or warrants.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Summary Financial Information

The summary financial information set forth below is derived from the more detailed audited and unaudited financial statements appearing elsewhere in this prospectus. This information should be read in conjunction with such financial statements, including the notes to such financial statements, and the "Use of Proceeds" and "Plan of Operation" sections of this prospectus.

Balance Sheet Data:

The pro forma information included below gives effect to the sale of 1.2 million units in the minimum offering, resulting in net proceeds of $560,000, after the payment of offering expenses. We assume for purposes of pro forma presentation that none of the holders of our outstanding indebtedness elect to purchase units through the reduction or cancellation of such indebtedness.

                                                              As of September 30, 2001                  As of
                                                       --------------------------------------
                                                             Actual             Pro Forma           June 30, 2001
                                                       ------------------  ------------------    ------------------
Cash and cash equivalents............................     $       9,848       $   569,848          $      31,841
Total assets.........................................           901,013         1,461,013                 31,841
Total liabilities....................................           748,765           748,765                  7,000
Stockholders' equity.................................           152,248           712,248                 24,841

Statement of Operations Data:

                                        Cumulative During
                                      the Development Stage                                                From Inception
                                        (January 20, 2000          For the               For the         (January 20, 2000)
                                               to            Three Months Ended        Year Ended                to
                                       September 30, 2001)   September 30, 2001       June 30, 2001         June 30, 2000
                                      --------------------  --------------------  -------------------   -------------------
                                           (unaudited)           (unaudited)
Revenues.........................       $           --        $           --        $           --        $           --
Total costs and expenses.........               67,614                45,393                22,121                   100
Net loss.........................              (67,614)              (45,393)              (22,121)                 (100)

--------------------------------------------------------------------------------

                                  RISK FACTORS

An investment in our securities is highly speculative and subject to numerous and substantial risks. These risks include those set forth below and elsewhere in this prospectus. You should not purchase any of our securities unless you can afford to lose your entire investment. Readers are encouraged to review these risks carefully before making any investment decision.

Risks Relating to Our Financial Condition

     We are a recently organized company and have no operating history upon which you can base an investment decision.

     We were organized on January 20, 2000 and, through September 30, 2001, our efforts were limited primarily to organizational activities and the acquisition of real property. We do not have any operating history or experience upon which you can make an investment decision. You should consider us a development stage company that is subject to all of the business risks associated with a new business. The likelihood of our success must be considered in light of the expenses, difficulties and delays frequently encountered in connection with the formation and initial operations of a new and unproven business.

     If  we  cannot  raise  additional  funds,   commencement  of  our  business
     operations may be impossible.

     The proceeds from the offering will not be sufficient to fully implement our business plan. Accordingly, our ultimate success will depend on our ability to raise additional capital. We have not investigated the availability, source or terms that might govern our acquisition of additional financing. When additional financing is needed, there is no assurance that funds will be available from any source or, if available, that the funds can be obtained on terms acceptable to us. If not available, or not available on acceptable terms, our proposed operations would be adversely affected and commencement of business operations may be impossible.

     If we continue to incur indebtedness, we may become too highly leveraged and we would then be in risk of default.

     There is no contractual limit to the amount of debt we can take on, although we intend to follow a conservative debt policy. If our policy were to change or be eliminated, we could become more highly leveraged, which could adversely affect our ability to meet our obligations and we would then be in risk of default.

     If we were unable to secure refinancing of our indebtedness on acceptable terms, we might be forced to dispose of properties on disadvantageous terms.

     We have approximately $742,000 of indebtedness due in June 2003 which we incurred in connection with our acquisition of real property on Guanaja. We anticipate incurring additional indebtedness in connection with additional acquisitions of real property which indebtedness may also be due prior to the end of 2003. The proceeds of this offering made under this prospectus will not be sufficient to repay this current and anticipated indebtedness. If we are unable to refinance this indebtedness or otherwise satisfy the indebtedness through future equity or debt financing, we may be forced to cease operations and sell our real property on disadvantageous terms. If we incur variable rate mortgage indebtedness, an increase in interest rates could have an adverse effect on us. In addition, if a property is mortgaged to secure payment of indebtedness and we are unable to make mortgage payments, the property could be foreclosed upon by, or otherwise transferred to, the mortgagee with a consequent loss of income and asset value to us.

Risks Relating to Our Business Prospects

     Changes in the economy and the effects of terrorist activities may adversely affect our operations.

     The United States and much of the world is currently experiencing a general economic downturn, due, in part, to the September 11, 2001 terrorist attacks in New York City and Washington, D.C. These economic conditions have caused and may continue to cause a decrease in the demand for vacation destinations. Any downturn in economic conditions or any price increases related to the travel and tourism industry, such as higher airfares, increased gasoline prices or decreased spending by consumers, could depress discretionary consumer spending and have a material adverse effect on our intended business operations. Additionally, the terrorist acts have caused a large portion of our targeted customer market to refrain from traveling via air transportation, which would be the overwhelming method of travel to our vacation destination. These factors, if they persist, may hinder our ability to attract customers which, in turn, may also adversely affect the future availability of attractive financing rates for us.

     There are potential conflicts of interest between us and our management team.

     We have borrowed money from certain friends and relatives of our management to finance our real estate purchases on Guanaja. Our relationships with these lenders have been amicable. However, there can be no assurance that these relationships will remain friendly or, if any one or more relationships become adversarial, how such adverse change will affect our management personnel and their own relationships with our company.

     We are dependent on officers and directors who have no experience in the management and marketing of an eco-resort, which could result in delays or a business failure.

     None of our current officers or directors have any experience in the management and marketing of an eco- resort or any other vacation destination. Because of this lack of experience, we may overestimate the marketability of our business operations and may underestimate the costs and difficulties of managing our Naba Ah eco-resort. These difficulties could prevent us from ever becoming profitable.

     There have been kidnapings and killings of United States citizens in Honduras.

     At least six U.S. citizens were killed in Honduras in 2000. A spokesman for the U.S. Embassy in Honduras was quoted in August 2001 as calling Honduras "a high risk country in which to live or invest... [and] [we] are concerned for the security of the 12,000 U.S. citizens who live in the country.... To come to visit, invest or establish residence in this country represents a lot of risk due to the crime and fragility of the judicial system." These statements, as well as additional killings, kidnapings or other crime perpetrated on U.S. citizens or other foreigners, may have a significant adverse impact on our operations or ability to finance our proposed activities.

Risks Involving Our Securities

     If we redeem the warrants, the value of your investment may be reduced.

     We may redeem our class A and class B warrants at a price of $.001 per warrant at any time during the applicable warrant exercise period. If you do not exercise your warrants prior to their expiration or redemption, you will not be able to purchase the shares of common stock underlying your warrants. If we call for redemption of any of the warrants, you will have to (a) exercise the warrants (and pay the exercise price at a time when it may be disadvantageous for you to do so), (b) sell the warrants at the current market price when you might otherwise wish to hold the warrants for possible additional appreciation, or (c) accept the redemption price, which may be substantially less than the market value of the warrants at the time of redemption.

     If we do not keep this registration statement current, you will not be able to exercise your warrants.

     We must keep a registration statement effective with the SEC in order for you to exercise your warrants. We may not be able to maintain a registration statement in effect throughout the period during which the warrants remain exercisable. Maintaining an effective registration statement requires substantial continuing expenses for legal and accounting fees and we cannot guarantee our ability to keep the registration statement effective. We will instruct our warrant agent to suspend the exercise of warrants if this or any future registration statement with respect to the shares underlying the warrants is no longer effective.

     If we do not qualify the warrants in states other than Nevada, New Mexico, Missouri, and Oregon, you may not be able to exercise your warrants.

     The warrants and underlying securities will be saleable only in Nevada, New Mexico, Missouri, and Oregon. We may decide not to seek, or may not be able to obtain, registration for the issuance of the underlying securities in the state where you live during the period when the warrants are exercisable. We cannot issue securities to you upon exercise of your warrants unless either (a) the securities issuable upon exercise of the warrants are registered in your state or (b) an exemption from registration is available. We may not be able to qualify the warrants, in which case the warrants would become unexercisable and deprived of value.

                           FORWARD-LOOKING STATEMENTS

Statements contained in this prospectus include "forward-looking statements" within the meaning of such term under the Securities Act of 1933 and Securities Exchange Act of 1934. Forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause actual financial or operating results, performances or achievements expressed or implied by such forward-looking statements not to occur or be realized. Such forward-looking statements generally are based on our best estimates of future results, performances or achievements, based upon current conditions and assumptions. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "can," "could," "project," "expect," "believe," "plan," "predict," "estimate," "anticipate," "intend," "continue," "potential," "will," "would," "should," "aim," "opportunity" or similar terms, variations of those terms or the negative of those terms or other variations of those terms or comparable words or expressions.

You should carefully consider such risks, uncertainties and other information, disclosures and discussions which contain cautionary statements identifying important factors that could cause actual results to differ materially from those provided in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


                  DILUTION AND OTHER COMPARATIVE PER SHARE DATA

The following table summarizes as of the date of this  prospectus:

o    the number of shares of our common stock purchased from us,

o the number of shares purchased as a percentage of our total outstanding shares,

o    the aggregate cash and non-cash consideration for such shares,

o    the aggregate consideration as a percentage of total consideration, and

o the average consideration per share for such shares by the present and public stockholders, assuming the sale of the maximum units offered hereby and assuming the sale of the minimum units offered hereby, but, in both cases, assuming no consideration is deemed to be paid for the warrants included in the units being offered under this prospectus.

                                 Shares of       Percentage                         Percentage          Average
                               Common Stock       of Total          Aggregate        of Total        Consideration
                                 Purchased         Shares         Consideration    Consideration       Per Share
                             ---------------   ---------------  ----------------  ---------------  ----------------
Maximum Offering:
Public investors...........      2,100,000          26.5%         $ 1,050,000          82.7%           $   .50
Present stockholders (1)...      5,828,924          73.5              219,862          17.3            $   .04
                               -----------        ---------       -----------       ----------
Totals.....................      7,928,924         100.0%         $ 1,269,862         100.0%
                               ===========        =========       ===========       ==========

Minimum Offering:
Public investors...........      1,200,000          17.1%         $   600,000          73.2%           $   .50
Present stockholders (1)...      5,828,924          82.9              219,862          26.8            $   .04
                               -----------        ---------       -----------       ----------
Totals.....................      7,028,924         100.0%         $   819,862         100.0%
                               ===========        =========       ===========       ==========

(1) Includes non-cash consideration of: (a) $28,800 of rent payments over a two-year period ending June 30, 2003, for which we issued 57,600 shares of our common stock to an affiliated entity of our executive officers, and (b) $144,000 of salary over a two year period ending June 30, 2003, for which we issued 144,000 shares of our common stock to each of our two executive officers.

"Dilution" is the difference between the public offering price of the common stock and the net tangible book value per share immediately after the offering. "Net tangible book value" is the amount that results from subtracting our total liabilities and intangible assets from our total assets. As of September 30, 2001, we had a net tangible book value for our common stock of $152,248, or less than $.03 per share.

Purchasers of the units being offered pursuant to this prospectus will experience immediate and substantial dilution from the initial public offering price in the net tangible book value per share of the common stock included in their units.

After the sale of the 2.1 million units (the maximum offering), and deducting estimated expenses of $40,000, the pro forma net tangible book value of our company at September 30, 2001 would be $1,162,248, or approximately $.15 per share. This represents an immediate increase in the net tangible book value of $.12 to existing stockholders and an immediate dilution of $.35 per share to the public investors in the offering.

After the sale of the 1.2 million units (the minimum offering), and deducting estimated expenses of $40,000, the pro forma net tangible book value of our company at September 30, 2001 would be $712,248, or approximately $.10 per share. This represents an immediate increase in the net tangible book value of $.07 to existing stockholders and an immediate dilution of $.40 per share to the public investors in the offering.

The following table illustrates the dilution described above:

                                                                                    Maximum             Minimum
                                                                                ---------------    ----------------
Public offering price per share............................................             $   .50             $   .50
     Net tangible book value per share before offering.....................     $  .03             $  .03
     Increase in pro forma net tangible book value per share
         attributable to amount invested by the public.....................        .12                .07
                                                                                ------             ------
Pro forma net tangible book value per share after offering.................                 .15                 .10
                                                                                        -------             -------
Dilution to public investors...............................................             $   .35             $   .40
                                                                                        =======             =======

                                 DIVIDEND POLICY

We have never declared or paid any dividends to the holders of our common stock and we do not expect to pay cash dividends in the foreseeable future. We currently intend to retain all earnings for use in connection with the development of our business and for general corporate purposes. Our board of directors will have the sole discretion in determining whether to declare and pay dividends in the future. The declaration of dividends will depend on our profitability, financial condition, cash requirements, future prospects and other factors deemed relevant by our board of directors. In addition, our ability to pay cash dividends in the future could be limited or prohibited by the terms of financing agreements that we may enter into or by the terms of any preferred stock that we may authorize and issue. Accordingly, you will have to look to appreciation in the value of your securities to obtain a return on your investment.

                                 CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2001:

o    on an actual basis, and

o    on a pro forma basis assuming:

     o the sale of 1.2 million units (the minimum offering), at an assumed initial public offering price of $.50 per unit, after deducting estimated offering expenses of $40,000,

     o there are no exercise of any options or warrants to purchase shares of our common stock, and

     o a value of $.49 is assigned to the share included in each unit being offered under this prospectus, with the remaining $.01 assigned to the class A warrant included in such unit.

                                                                                        September 30, 2001
                                                                             --------------------------------------
                                                                                  Actual              Pro Forma
                                                                             -----------------    -----------------

Long-term debt...........................................................    $         741,765    $         741,765
                                                                             -----------------    -----------------
Stockholders' equity:
   Preferred stock, par value $.001 per share; 8,000,000 shares
     authorized, no shares issued and outstanding........................                   --                   --
   Common stock, par value $.001 per share; 40,000,000 shares authorized, 5,828,924 (actual), 7,028,924 (pro forma) shares
     issued and outstanding..............................................                5,829                7,029
   Additional paid-in capital............................................              214,033              772,833
   Accumulated deficit...................................................              (67,614)             (67,6l4)
                                                                             -----------------    -----------------
     Total stockholders' equity..........................................              152,248              712,248
                                                                             -----------------    -----------------
       Total capitalization..............................................    $         894,013    $       1,454,013
                                                                             =================    =================

                                 USE OF PROCEEDS

We will receive $1,050,000 in gross proceeds from the sale of the units being offered under this prospectus, assuming all 2.1 million units are sold, or $600,000 in gross proceeds, if the minimum 1.2 million units are sold. We expect to incur offering expenses of approximately $40,000, consisting of legal, accounting, printing, "blue sky" and state filing fees. These offering expenses do not include any sales commissions, which we retain the right to pay to NASD member firms who participate in the sale of the units, which would reduce the net proceeds which we receive.

There is no guarantee we will receive any cash proceeds from the offering being made under this prospectus. We are offering those parties who loaned us funds the opportunity to purchase units offered under this prospectus through the reduction or cancellation of our indebtedness to these lenders, instead of their paying cash for such units. In the event any of such lenders purchase units in the offering through the reduction or cancellation of our outstanding indebtedness, the cash proceeds which we receive from the offering will be reduced with a corresponding decrease in funds allocated to purchase additional real property or repay indebtedness. We may sell the necessary number of units to complete the minimum offering through sales to these lenders by means of the reduction or cancellation of such indebtedness. This would result in no cash proceeds to us in the offering. As of the date of this prospectus, we have not solicited such purchases of units by our lenders and we currently do not have any agreements, arrangements or understandings with any of our lenders regarding their purchase of units through reductions or cancellations of our debt obligations to these lenders, or otherwise. However, Falcon Financial Group LLC, an entity owned jointly by our two executive officers and the holder of one of our promissory notes in the principal amount of $72,300, will participate in the offering by purchasing units through the reduction or cancellation of our indebtedness to Falcon evidenced by such note, to the extent necessary to complete the minimum offering or to purchase units that otherwise are unsold in the maximum offering.

We expect to use the net proceeds approximately, as follows:

Use                                                                    Minimum                      Maximum
---                                                           ------------------------    -------------------------
                                                                Amount      Percentage       Amount     Percentage
                                                              -----------  -----------    -----------   -----------
Purchase of real property in Honduras and/or payment
   of indebtedness (1)....................................    $   490,000      87.5%      $   845,000      83.7  %
Development of real property (2)..........................         20,000       3.6            90,000       8.9
General and administrative and working capital (3)........         50,000       8.9            75,000       7.4
                                                              -----------   ---------     -----------    ---------
   Total..................................................    $   560,000     100.0%      $ 1,010,000     100.0  %
                                                              ===========   ========      ===========    =========

----------
(1) As of the date of this prospectus, we have identified three parcels for our Naba Ah eco-resort and wellness center and two parcels of land for the Plan Grande site. We have acquired three of these parcels as of the date of this prospectus at an aggregate cost of approximately $740,000, including closing costs. We anticipate the cost of acquiring the remaining two parcels to exceed $450,000. To acquire these parcels, we borrowed (a) a total of $473,000 from an affiliated entity of our two executive officers, from family members of our chief executive officer and from others, and (b) $269,000 from the seller of one of these properties who also is a business partner of our vice president and chief financial officer in another business venture, Acalan, LLC. The loans are evidenced by promissory notes bearing interest at 7% per annum and due and payable on June 30, 2003. We intend to repay a portion of these loans and future acquisition costs from a portion of the proceeds of the offering, either in cash or by a reduction or cancellation of debt to the extent these debtholders choose to participate in the offering through the reduction or cancellation of their debt. We may then mortgage such real property and use the proceeds of such re-financings for further development of the properties to the extent that we repay these loans and such real property is free of liens and encumbrances. This further development is expected to include construction of the initial casitas and dock at our Naba Ah properties and/or the initial development of our Plan Grande tourist destination.

(2)  Includes  the  hiring  of  consultants,   architects,   archeologists   and
     historians to form an advisory group to ensure that the Naba Ah and Plan Grande properties are developed consistent with our central theme.

(3) These costs include compensation for staff, accounting and legal services, travel expenses, governmental filing and franchise fees and other miscellaneous general and administrative fees. No portion of the proceeds from the offering will be used for compensation of our current executive officers and directors.

We anticipate that any proceeds from the exercise of warrants will be used for further purchases of real property, repayment of indebtedness, development of our real property and general and administrative and working capital purposes. The acutal allocation will be determined based upon the amount and timing of receipt of such proceeds.

The above listed use of proceeds represents our best estimate of the allocation of the net proceeds of this offering based upon the status of our current plans and current economic condition, both in the United States and Honduras, as of the date of this prospectus. Future events, including, the problems, delays, expenses and complications frequently encountered by development stage companies, as well as changes in both domestic and foreign regulation, political and competitive activities affecting our business operations may make shifts in allocation of funds necessary or desirable.

Following the offering being made under this prospectus, we will become subject to the reporting requirements of the Exchange Act and, in accordance with these requirements, we will file reports, proxy statements and other documentation with the SEC. We also intend to furnish our stockholders with annual reports containing audited financial statements and other periodic reports as we deem appropriate or as may be required by law. These reports, proxy statements and other documentation will contain information concerning the actual usage of the proceeds of the offering and any changes in our anticipated allocations of the proceeds from those set forth in the use of proceeds table set forth above.

Following the sale of the minimum units offered under this prospectus, the proceeds will be released to us from escrow. The proceeds will then be invested, until used, in FDIC-insured bank deposits, securities of any registered open-end investment company that holds itself out as a money market fund meeting the applicable conditions of the Investment Company Act, or short-term United States government securities.

                                PLAN OF OPERATION

We are currently in the development stage and in the process of raising capital. All our activities from inception to the date of this prospectus were related to our formation, preparation of our business model, the acquisition of real property and arranging and planning financing. Our ability to commence business operations is contingent upon obtaining adequate financial resources through the offering made under this prospectus and otherwise.

Liquidity and Capital Resources

We are deemed a development stage company. We have financed our operations to date through the sale of our securities to and loans from our officers and directors and their family members and affiliates.

From inception through September 30, 2001, cash used to fund operating activities totaled $38,452. From inception through September 30, 2001, cash utilized by investing activities totaled $471,3000 and cash provided by financing activities totaled $519,600.

From inception through September 30, 2001, our sole source of cash and capital has been from the following transactions:

o In January 2000, we sold and issued to an affiliate of our chief executive officer 2,960,000 shares of our common stock and warrants to purchase 986,667 additional shares of our common stock for total cash proceeds of $2,960,

o In January 2000, we sold and issued to our outside counsel 40,000 shares of our common stock and warrants to purchase 13,333 additional shares of our common stock for total cash proceeds of $40,

o Between August 2000 and February 2001, we borrowed an aggregate of $13,500 from our chief executive officer, all of which was converted into equity in April and June 2001,

o    In April 2001,  we issued to an  affiliate of our chief  executive  officer
     2,400,000  shares of our common  stock and  warrants  to  purchase  800,000 additional shares of our common stock in satisfaction of certain of our obligations to him totaling $2,400,

o In June 2001, we issued to our president 23,124 shares of our common stock in satisfaction of certain of our obligations to him totaling $11,662,

o In June 2001, we sold and issued to our chief executive officer 60,000 shares of our common stock for total cash proceeds of $30,000,

o In July 2001, we borrowed $72,300 from Falcon Financial Group LLC, an affiliate of our chief executive officer and vice president and which also is our sublessor, and issued to Falcon a promissory note in the principal amount of $72,300, bearing interest at the rate of 7% per annum and due in June 2003,

o In July 2001, we issued to Falcon 57,600 shares of our common stock in satisfaction of our sublease rent obligations to this affiliate totaling $28,800,

o In July 2001, we borrowed a total of $400,800 from family members and affiliates of our chief executive officer and issued to these family members and affiliates promissory notes in the aggregate principal amount of $400,800, bearing interest at the rate of 7% per annum and due in June 2003, and

o In September 2001, we acquired real property in Honduras by issuing a promissory note, in the principal amount of $268,665 and due in June 2003, to the seller of this property.

Almost all of the funds raised through borrowings in July 2001, have been used by us in connection with our acquisition of properties on the Honduran Bay Island of Guanaja. We anticipate purchasing additional properties on Guanaja in the future.

Over the next twelve months, we expect to continue to incur expenses relating to:

o purchase of real property on Guanaja, repayment of debt incurred in connection with our prior acquisitions of real property on Guanaja and the development of these properties for cash and notes totaling between $510,000 and $935,000,

o payment of general and administrative expenses and our general working capital needs totaling between $50,000 and $75,000.

We are negotiating the acquisition of two parcels of real property for use in connection with the first stage of development of our Naba Ah eco-resort. We anticipate the acquisition cost for these two properties to be approximately $420,000, excluding closing and related expenses totaling $30,000. We further anticipate that $80,000 of the acquisition price, plus the closing and related expenses, will be payable at closing with the balance of the aggregate purchase price payable ratably over the eighteen months following the closing of the acquisitions. We, therefore, estimate cash expenditures of up to $280,000 over the twelve months following the closing of the offering being made under this prospectus with respect to these two real property acquisitions. We anticipate that the source of funds to make these cash expenditures will be from the net proceeds of the offering being made under this prospectus. If the net cash proceeds from the offering are insufficient due to the fact that the proceeds of the offering are in the form of reductions and cancellations of our outstanding indebtedness rather than cash, we intend to mortgage some, if not all, of our currently owned real property and use the proceeds of such re-financings to fund, in whole or part depending upon the form of proceeds of the offering, the twelve-month costs of the acquisition of these two properties.

We also are investigating the purchase of additional parcels of real property in areas adjacent to these two parcels and the Naba Ah parcel previously acquired. Such additional acquisitions will be made only if we have sufficient available capital, whether from the current unit offering, the exercise of warrants, the refinancing of real property previously acquired, additional debt or equity financings, or otherwise.

We currently have outstanding approximately $742,000 of indebtedness. We expect to use $400,000 of the proceeds of the offering made under this prospectus to repay a portion of this indebtedness. We may then mortgage our real property and use the proceeds of such re-financings for further development of the properties to the extent that we repay our indebtedness and such real property is free of liens and encumbrances. This further development is expected to include construction of the initial casitas and dock at our Naba Ah properties and/or the initial development of our Plan Grande tourist destination.

Our costs of developing our Naba Ah and Plan Grande properties over the next twelve months are anticipated to be between $20,000 and $1.2 million, of which between $20,000 and $90,000 will be financed from the net proceeds of the offering made under this prospectus. These development projects will include the following matters:

o Retain advisors, such as architects, healers, shamans, archeologists, advisors and historians, to insure harmony and consistency between theme and historical fact and accepted theory and to assist in the planning and planting of the herbal gardens at our Naba Ah and Plan Grande properties. Through our vice president and chief financial officer, John C. Francis, we have made contact with architects, healers, shamans, archeologists and historians willing to assist us in this matter, at a cost we estimate will not exceed $10,000 over the next twelve months, including travel and miscellaneous expenses.

o Retain experts to plan and initiate the construction of up to ten casitas and docking facilities at our planned Naba Ah eco-resort. On a test project, we have retained a builder familiar with Guanaja hotel developments to renovate the present facilities on the central property for use as our eco-resort headquarters and to refurbish the present docking facilities. The cost to us for this test project will be the cost of materials and labor, which we estimate will total approximately $25,000. This builder has indicated to us his willingness to construct the first ten casitas at a cost equal to materials plus 10%, which we estimate would result in total construction costs of $800,000.

o Construction of the Naba Ah spiritual and wellness center, development of our Plan Grande tourist destination and the planting of herbal gardens at both the Naba Ah and Plan Grande properties, at an estimated aggregate cost of $375,000.

We provide in the subsection "Business Model" of this prospectus more detailed information concerning our plans to develop our Naba Ah and Plan Grande properties.

We anticipate compensating any employees, consultants and other service providers in the form of a combination of cash, debt and/or securities of our company. We intend to utilize this method in order to minimize cash expenditures prior to raising additional funding, if any, and/or the receipt of anticipated revenues from our business operations. This method of compensation partially in the form of our securities also will provide incentives to these employees, consultants and other service providers that are directly linked to increases in stockholder values that will inure to the benefit of all of our stockholders.

We expect to incur significant operating losses over each of the next several years and expect cumulative losses to increase significantly as we implement our business operations. We do not expect to receive revenues from operations until, at the earliest, January 2003.

We will offer the holders of our outstanding indebtedness in the principal amount of $741,765 and due in June 2003, the opportunity to purchase units in the offering made under this prospectus and make payment for such units by cancellation or reduction in the amount due under their respective indebtedness. To the extent of such elections, our outstanding long-term debt will be reduced with a corresponding increase in our stockholders' equity. As of the date of this prospectus, we have not solicited such purchases of units by our lenders and we currently do not have any agreements, arrangements or understandings with any of our lenders regarding their purchase units through reductions or cancellations of our debt obligations to these lenders, or otherwise. However, Falcon Financial Group LLC, an entity owned jointly by our two executive officers and the holder of one of our promissory notes in the principal amount of $72,300, will participate in the offering by purchasing units through the reduction or cancellation of our indebtedness to Falcon evidenced by such note, to the extent necessary to complete the minimum offering or to purchase units that otherwise are unsold in the maximum offering.

We believe that existing cash and cash equivalents, together with the net proceeds of the offering made under this prospectus, assuming that only the minimum number of units are sold and that the net proceeds from such units will total $560,000, will be sufficient to finance our proposed operations for at least twelve months following the date of this prospectus. Our future liquidity and capital requirements, however, will depend on numerous factors, including, among others:

o    our  ability  to  raise  additional  funds,   through  equity  and/or  debt
     offerings,

o    the cost of acquisitions of additional properties on Guanaja,

o the timing and costs involved in obtaining regulatory approvals, if ever, and complying with regulatory requirements,

o    the timing of future revenues from our commercial activities, and

o our ability to successfully compete for customers for our commercial operations.

If the proceeds of the offering made under this prospectus, together with currently available funds, are not sufficient to satisfy our spending plans, we will be required to revise our business model, seek a joint venture business partner and/or seek additional funding through borrowings and/or additional sales of our securities. We cannot assure you that additional funding will become available when needed or that the terms of such funding will not be on terms adverse to us and our securityholders.

Following the offering being made under this prospectus, we will become subject to the reporting requirements of the Exchange Act and, in accordance with these requirements, we will file reports, proxy statements and other documentation with the SEC. We also intend to furnish our stockholders with annual reports containing audited financial statements and other periodic reports as we deem appropriate or as may be required by law. These reports, proxy statements and other documentation will contain information concerning our liquidity and capital resources. We do not anticipate seeking stockholder approval of any change to our business plans or allocation of capital resources in conducting our business operations, except as may be required by applicable law.

Among the risks associated with our plan of operations are the following:

o We have extremely limited resources and will have limited resources after the offering made under this prospectus. We have relied on loans from our management and friends and family members of our management to fund a significant portion of our activities to date. We do not expect to receive any additional loans from these lenders after completion of the offering made under this prospectus. We can give you no assurance that additional loans will be available from any source or that such loans, if available, will be on terms amenable to us. Our failure to obtain loans or other financing when needed or on terms amenable to us would have a material adverse effect on our business operations.

o We will be dependent upon one hotel resort and wellness spa. We anticipate that our business operations initially will be limited to our Naba Ah eco-resort and wellness spa. Significant adverse differences between the actual operating results of these initial operations and our anticipated results could have a material adverse effect on us and impact our ability to fully implement our business plans.

o We will incur significant development risks. While our policies with respect to development of our resort hotel, wellness spa and cultural center are intended to limit some of the risks associated with these activities, any new project development is subject to a number of risks, including that:

     o temporary or construction financing may not be available on favorable terms, if at all,

     o    construction costs may exceed original estimates,

     o    occupancy rates may not be at anticipated levels,

     o    permanent   financing  may  not  be  available   upon   completion  of
          construction, and

     o    construction may not be completed on schedule.

o We are subject to risks associated with uninsured and underinsured losses. We intend to maintain comprehensive insurance on each of our properties, including liability, employee dishonesty and building casualty coverage. We anticipate the types and amounts of coverage, including coverage limits and deductibility provisions, to be customary for similar properties. However, there are certain types of losses, generally of a catastrophic nature, such as hurricanes, earthquakes and floods, that may be uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, we could lose our investment in the affected operations, as well as the anticipated future revenues from those operations, while remaining obligated for any mortgage indebtedness or other financial obligations related to those operations.

o We will have risks associated with real estate financing. We expect to finance some, if not all, of our real estate acquisitions and construction costs through debt financing. In doing so, we will be subject to the risks normally associated with debt financing, including the risks that:

     o our cash flow will be insufficient to meet required payments of principal and interest,

     o    we will not be able to refinance indebtedness at maturity,

     o that the terms of any such refinancing will not be as favorable as the terms of the existing indebtedness,

     o that necessary capital expenditures for such purposes as renovations and other improvements cannot be financed on favorable terms, if at all, due to the terms of the debt financing,

     o    the  potential  for  a  forced  sale  of  properties  at   potentially
          distressed  prices, and

     o an increase in interest rates would increase the amount payable under variable rate debt.

o If we do not raise sufficient capital and/or generate sufficient positive cash flow to fund renovations and capital improvements, we may not be able to remain competitive. Hotel properties require continuing renovation and capital improvements, including periodic refurbishment and replacement of furniture, fixtures and equipment, to remain competitive. The funding of these expenditures will be dependent on our available capital, revenues and cash flow. If available capital, revenues and cash flow are insufficient, our competitive position may suffer which could result in our being forced to limit or curtail business operations.

                                PROPOSED BUSINESS

We intend to develop a vacation and tourist destination, featuring our Naba Ah eco-resort and Plan Grande archaeological development, on the Honduran island of Guanaja. Naba Ah means "place of healing waters" in the Mayan language. Guanaja is one of the Bay Islands located approximately 36 miles off of the Gulf coast of Honduras. Our intended business operations are anticipated ultimately to include the Naba Ah resort complex, featuring an environmentally-friendly spiritual and wellness center, restaurant, traditional fishing expeditions, deep sea diving and scuba diving. Our intent also is to investigate and possibly develop an archeological park at a site, which scholars have theorized, was an ancient ceremonial site where the indigenous people, including the Mayans, conducted meditation and religious observances. We also intend to market a line of medicinal herbs and natural healing products, grown and developed on our properties in Guanaja, as well as complementary third party products.

Our anticipated business operations will revolve around a central theme involving the harmonious blending of:

o    ancient indigenous history and culture, including that of the Mayans,

o    local history and culture,

o    natural products for healing and spiritual fulfillment, and

o    the beauty and natural resources of the island of Guanaja.

Business Plans and Activities

Through our founders, we have located sites on Guanaja that we believe provide an exemplary venue where we intend to create a mixture of historical, archaeological, spiritual and enjoyable activities to attract tourists and visitors seeking an alternative to the common vacation. We have organized an initial plan to develop these properties as an attractive and inviting destination revolving around our central theme.

We only recently began planning this development and no assurance can be given that we will succeed in completing our business model or that, if completed, in whole or part, that our plans will result in commercially successful operations. We discuss in the "Business Model" subsection below, the current anticipated stages in developing our project. These stages are subject to change by our management, based upon funding and the various other factors discussed throughout this prospectus.

We are in the process of acquiring several parcels of real estate on Guanaja, in two distinct locations, approximately one mile apart. The first group of three parcels are contiguous with each other and are located on the east end, or leeward side of the island, and have beach access. It is at this location that we intend to construct our Naba Ah eco- resort and spiritual and wellness center. The second group of two parcels also are contiguous with each other, but are located mid-island, and encompass the Marble Hill and the Plan Grande sections of Guanaja. It is at this location that we intend to develop our tourist destination. We will cultivate the herbs and plants for our line of medicinal and alternative healing products at both parcels of land and such other sites as we may determine.

The Island of Guanaja and Its Historical and Cultural Significance

The Gulf or north coast of Honduras offers over 400 miles of Caribbean coastline with lush vegetation, white sandy beaches and warm, turquoise waters. The Bay Islands lie between ten and 40 miles from the Honduran coastline, on the second largest coral reef in the world. The Bay Islands are an archipelago of eight islands and 65 cays covering approximately 92 square miles situated in an arc over 77 miles in length. The three principal Bay Islands are Roatan, Utila and Guanaja. Roatan is the largest and most developed of the Bay Islands. Utila is low-lying, swampy and heavily forested. Guanaja has the highest elevation of the Bay Islands, with a peak rising to approximately 1,400 feet, and has seen limited development over the past few years.

Tourists from all over the world visit the Bay Islands. Coral reefs, often within swimming distance of shore, virtually surround most of the Bay Islands forming natural breakwaters and creating calm pools for diving, fishing, swimming and sailing. The Bay Islands, with their white, "unspoiled" sand beaches, their tropical thick forests, and their relaxed Caribbean atmosphere have become a tourist and vacation destination. The Bay Islands are below the "hurricane belt" that affects much of the Eastern Caribbean, Gulf of Mexico and eastern United States, although the

Bay Islands occasionally are subject to tropical cyclones and other severe weather conditions. The average temperature throughout the year is approximately 86(degree) Fahrenheit, with an average water temperature of between 77(degree) and 82(degree) Fahrenheit. In 1990, the entire island of Guanaja was declared a marine national park by the Honduran government and an array of governmental programs were established to assure that the ecology and environment, both on land and at sea, are preserved while appropriate tourism development is encouraged.

The number of visitors to Honduras has increased dramatically over the last few years, to approximately 475,000 tourists in 2000, generating $262 million in revenues, a 35% increase in tourist-generated revenues from the amount generated in 1999. Visitors from North America totaled 163,000 in 2000, a 30% increase over the number of North American visitors over the prior five years.

Historically, Christopher Columbus first noted the island of Guanaja in European literature in chronicling his final voyage to the New World. It was from Guanaja that Columbus first saw the mainland of the Americas, despite it being his fourth voyage to the New World. It also was at this time that Columbus first encountered the local inhabitants who he called Maya.

Columbus called Guanaja the "Island of Pines," when he arrived in 1502. The island, also referred to in the past as "Bonacca," measures about eleven miles in length and under four miles in width, comprising a total of 29 square miles. Much of the island is green and hilly and is mostly covered by Caribbean pine.

There is a paved airstrip on Guanaja, which is serviced by local Honduran and Central American regional airlines. Air access to the Bay Islands is through the city of San Pedro Sula, located on the Gulf coast of Honduras. Several major airlines service the airport at San Pedro Sula, including Continental Airlines, American Airlines and Taca Airlines. Direct flights originate in major United States cities, such as Houston, Miami, Los Angeles and New Orleans.

There are no paved roads on Guanaja. Access to all points on the island is by boat; in fact, the island has been divided in two by a man-made canal in order to allow access by water throughout Guanaja. The estimated island population numbers 10,000. The majority of local islanders speak English and Spanish. The principal sources of employment on the island include commercial fishing and tourism.

Recent planned development on Guanaja has included two resorts, a Kempinski Resort and the Guanaja Reef Club. The Kempinski Resort, to consist of 36 private dwellings, at an estimated construction cost of $20 million, is scheduled to open in 2003.

The British scholar Thomas Young in 1847 and the British explorer and adventurer F.A. Mitchell-Hedges in the early 1930s, investigated a cocoa nut garden on the Marble Hill section of the island. They noted that this garden appeared to have been attended to with great care. They described what existed from the mid 1850's until the 1930's as follows: A continuous low stone wall was discovered in close proximity to this garden. The stone wall enclosed an almost oval space, extending over a distance of approximately eight hundred yards, in which, in near perfect formation, were situated mounds and monolithic stones erected with almost astronomical precision on a north-south axis. To the south, there was a mound covered with flat stones, and in front of the mound was a series of approximately fifty monolithic stones erected in a semi-circle. We intend to have archeologists investigate and, possibly, recreate this site to what we believe to be its former status.

Mitchell-Hedges, working under the auspices of the Museum of the American Indian, Heye Foundation, compared the site to the Stonehenge ruins in England. However, he felt the site to be older, due to the disintegration of the rock slabs at the Guanaja site.

Mitchell-Hedges admitted to removing more than 1,100 artifacts from this site. These artifacts were transferred to the Museum of the American Indian in New York City. The Museum of the American Indian became a part of the Smithsonian Institute in 1989, and the Smithsonian has retained possession of these artifacts to this day.

In April and May 1933, William Duncan Strong, an anthropologist at the Smithsonian Institute, organized a research project at the site for the purposes of gathering more information on the Bay Islands and to supplement information concerning Mitchell-Hedges' artifacts and another archeological reconnaissance of the Bay Islands by the American Museum of Natural History. Strong noted that the Marble Hill and Plan Grande sites was the most striking ruin visited by the Smithsonian research team during its exploration of archaeological sites of the Bay Islands during 1933.

The Marble Hill site is honey-combed with caves. Part of the cave system includes what scholars believe to be a sac-tun-na. A sac-tun-na, which literally means "white stone cave" or "white stone house" in Maya, was believed by the Mayans to be a cave of creation and considered to be one of the most spiritually significant environments of the pre-Colombian Mayan inhabitants. Scholars base their belief and we, in turn, base our belief, that these caves were considered a sac-tun-na on the caves' natural elements, the impressive stelae formations and the remains of a large number of offerings left at the site cave. We further believe that there are few such natural formations in all of Central America that so thoroughly match the Mayan notion of a sac-tun-na as the cave formations at the Marble Hill site.

Land Purchases by Crest View

Since July 1, 2001, we have acquired real property parcels at two sites about a mile apart from each other. We plan to use the acquired land at one site for development of our Naba Ah eco-resort and spiritual and wellness center. The second site will be used for our Plan Grande tourist destination.

The status of our land acquisitions are as follows:

A. Naba Ah properties. Three adjacent properties, located on the leeward side of the east end of Guanaja, are being acquired for our Naba Ah development. These properties, their approximate acreage, actual or anticipated acquisition costs, status of acquisition and method of payment of their actual or anticipated acquisition costs, are:

                Number            Purchase
Parcel         of Acres            Price*            Status          Method of Purchase
------         --------            ------            ------          ------------------
East             19.2             $300,000           Under           Anticipated to be $50,000 payable at closing,
                                                 negotiations        balance payable over 24 months

Central          18.0             $400,000         Acquired          Cash paid at closing

West             12.0             $120,000           Under           Anticipated to be $30,000 payable at closing,
                                                 negotiations        balance payable over 24 months

---------
*    Excludes closing costs.

     Acquisition of these three properties, at an aggregate cost of approximately $875,000, will provide us with just under 50 acres which should form a strong base for our Naba Ah eco-resort and wellness center project. We are investigating the purchase of additional adjacent properties.

B. Plan Grande properties. Two adjacent properties have been acquired in the central, inland Marble Hill section of Guanaja. These properties, their approximate acreage, actual acquisition costs, status of acquisition and method of payment of their actual acquisition costs, are:

             Number      Purchase
Parcel      of Acres      Price*       Status      Method of Purchase
------      --------      ------       ------      ------------------

A              3.5        $45,000    Acquired      Cash paid at closing

B             16.0       $268,665    Acquired      Issuance of promissory note
                                                   due June 30, 2003 in the
                                                   principal amount of $268,665.
----------
*    Excludes closing costs.

     These two properties should provide us with adequate land for our current Plan Grande tourist destination plans. There is an additional parcel of land in close proximity with different, but complementary archeological features. We will attempt to work with the unaffiliated third party owners to include this parcel in archeological exploration to further enhance our planned Plan Grande tourist destination.

Naba Ah: Our Eco-Resort and Spiritual and Wellness Center Complex

We are in the process of acquiring three parcels of land on the island of Guanaja on which we intend to develop our Naba Ah eco-resort and spiritual and wellness center complex. One of the properties has been acquired and we currently are negotiating the acquisition of the other two parcels. These three parcels all have ocean and beach frontage, with gentle slopes rising several hundred feet to a ridge overlooking the Bay of Honduras and benefit from almost continuous cooling trade winds. From this vantage point, one can see all of the smaller cays of the Bay Islands on the leeward side of the island, local white sand beaches and the coral reef. The parcels at the Naba Ah location generally have electrical access, mature fruit trees and a variety of tropical plants. All three of these parcels have access to potable water from fresh water springs located onsite. One of the properties currently has a structure with electrical and water access and a small boat docking facility. We are upgrading this structure to serve as a base for future development projects. We are upgrading the docking facility in order to service future construction activities and, eventually, to serve our Naba Ah guests. We anticipate these construction projects will cost approximately $25,000. We have engaged an architect and building contractor to supervise these upgrade projects.

We intend to develop these parcels, encompassing our central theme with the following facilities:

o    a spiritual and wellness center,

o    a world-class restaurant specializing in native and Caribbean cuisine, and

o a premier-level resort, consisting of free-standing studio, one- and two-bedroom casitas, homesites.

Each of the facilities is anticipated to be constructed utilizing Honduran-sourced materials, primarily concrete, as well as mahogany wood, ceramic and clay tiles and other native materials. We anticipate that the resort, once fully developed, will have at least 40 casitas with a capacity for approximately 350 guests. The casitas and spiritual and wellness center will be arranged along winding paths, comporting to the natural layout of the land, providing for an added layer of privacy to the center's and resort's guests.

We intend to construct our resort complex in stages. We anticipate constructing up to ten casitas and limited staff housing in the first stage. In this stage of development, we anticipate utilizing the present structure on one of the parcels as a temporary administrative building and restaurant. A building to house the spiritual and wellness center and the resort's permanent administrative headquarters, as well as additional casitas and staff residences, will be constructed in later stages of development.

During the first phase of business operations, we intend to operate a portion of our Naba Ah resort as a traditional resort, whereby we rent the casitas on a per diem basis. Within a second portion of the resort, to be constructed during later stages of development, we may offer interests in the casitas to individual parties and thereafter provide rental management services to these casitas' interest holders. We also may enter into ventures with hotel and time- share managers with respect to the casitas.

We anticipate that the motif of our Naba Ah resort will encompass our central theme, utilizing replicas of Mayan and local art. We anticipate offering a line of products, including jewelry and other novelties, at our resort.

The spiritual and wellness center is anticipated to be based on the teaching and practice of alternative medicines and spirituality, which relies heavily on the wisdom and traditions of the Native American people. We anticipate that the facilities will be designed with input and counsel from traditional healers. In contrast to other spas and wellness centers that focus on a "body beautiful" approach, we intend for our spiritual and wellness center to reach beyond physical therapies and offer our guests a place for spiritual rejuvenation. We believe that our Naba Ah spiritual and wellness center will have teachers, consultants, advisors and support staff, along with an overall atmosphere, that will focus on health, enlightenment, relaxation and spiritual renewal of our visitors. In this regard, we intend to retain experts on Native American traditional healing and spiritual methodologies as employees, advisors, consultants and seminar speakers for our wellness center operations.

Our vice president and chief financial officer, John C. Francis is a co-founder, president and chief executive officer of Acalan, LLC. Acalan is a new media company specializing in the development, production and distribution of transformational media. Transformational media is material intended to transform the spirit, as well as inform the mind. Through the past sixteen years of extensive travel throughout Central America, the principals of Acalan, including Mr. Francis, have been able to develop contacts with people involved in various aspects of traditional healing, including those from various Native American communities, as well as respected scholars and individuals involved in various aspects of alternative spirituality. We intend to leverage these contacts and Mr. Francis' experiences in structuring our plans and central theme for our Naba Ah and Plan Grande development projects.

We also intend to establish relationships with travel consultants and others who may be able to direct clients to our facilities as an attractive tourist/vacation destination. Further, we anticipate establishing associations with the cruise lines that currently have ports of call at the neighboring Bay Island of Roatan and elsewhere in the southern Caribbean Sea that could result in these cruise lines making stopovers on Guanaja in order for their passengers to experience the island's facilities, including our wellness center and the cultural center.

Our Plan Grande and Marble Hill Tourist Destination

We have acquired two parcels of land on the island of Guanaja at Marble Hill on which we intend to develop our Plan Grande tourist destination. We believe that Marble Hill, the entire Plan Grande site and surrounding area has an intrinsic spiritual significance beyond its archaeological and historic value, due to the site's natural elements. We believe there is an opportunity to exploit such spiritual and natural element significance in an environmentally and culturally friendly manner.

We believe, based on our studies and those of Thomas Young, F.A. Mitchell-Hedges, William Duncan Strong and others, that Marble Hill was a sacred place of healing, a pilgrimage destination for prayer and rejuvenation among the ancient indigenous population. We intend to develop the site as an archeological and ecological studies park targeted for those interested in ancient indigenous cultures and those seeking a spiritual and healthful experience. We envision the site, once fully developed, will have numerous gardens and resting places in which visitors may conduct private or group meditations, prayers, discussions or other spiritual awakenings.

We intend to retain professional archeologists and natives familiar with ancient customs with the goal of returning the Plan Grande site to its former state, based on our theory of the site's purpose.

Once the gardens, sac-tun-na and other ancient structures on Marble Hill have been developed, we intend to construct one or more buildings at our Plan Grande site as a cultural center. This cultural center will house exhibitions concerning ancient, historical and current religious, ethnic and cultural art, traditions and history. We would also display the artifacts taken by Young, Mitchell-Hedges, Strong and others that are presently in the possession of the Smithsonian Institute, if we are successful in our efforts to cause the artifacts currently held by the Smithsonian to be returned to the island.

We will market the cultural center and sac-tun-na tours to those individuals, including guests at our Naba Ah resort and spiritual and wellness center, wishing for either active or passive involvement with these archaeological sites. Short-term, part- and full-day, tours of the Marble Hill and Plan Grande sites and cultural center, will be available. For those individuals desiring more "hands-on" activities, amateur archaeologist participation supervised by professionals in Mayan archaeology will also be available. Fees charged to our guests will be based on the level of participation.

Anticipated revenues from our cultural center operations also will be generated from ticket sales to non-natives for admission to the cultural center and sales at a retail store located in the center. We intend for this store to sell the normal array of souvenirs, including books, replicas of artifacts, t-shirts and other mementos.

We also intend to fund professional archaeological investigation projects on Marble Hill and the Plan Grande site. This funding will serve two purposes. First, the funding may create good-will and positive name recognition in connection with our further dealings with local governmental authorities, local and international environmental, human rights and scientific groups. Second, any discoveries at the archaeological sites may enhance the cultural experience of our clients creating additional exposure for our commercial endeavors. We believe that any positive publicity generated from these archeological investigations could aid in the promotion of our company and our eco- resort.

Our management believes, based on their knowledge of the tourist industry, that there is a substantial market for archaeological tours to Central America, including those focusing on Mayan ruins on the Bay Islands of Honduras.

Our Alternative Healing Business

We intend to establish an area on our properties for the cultivation and eventual harvesting of traditional herbs and other medicinal plants. A commercial product line will be developed from these herbs and plants. This line of products will be offered for sale to our hotel and spiritual and wellness center guests and visitors to our tourist destination. We also intend to market this line of products in the United States, Latin and South America, Europe and Asia, subject to obtaining appropriate administrative approvals and export/import permits, as well as compliance with other governmental laws and regulations.

We anticipate initially obtaining product from third parties to accelerate cash flow from this revenue source.

We also intend to offer alternative medicinal products that have been developed by native and other traditional healers. It is our intention to fund the training of students who will study under the guidance of the leading practitioners of ancient Mayan and other native healing techniques. In this context, guests of our spiritual and wellness center and visitors to our tourist destination will be able to observe these students as they learn such healing methods.

Business Model

We anticipate our business will be developed in different phases over an extended period of time. We have chosen this course of action for two reasons. First, we are a development stage company with limited resources embarking on a large scale development project which we estimate could cost ultimately in excess of $12 million if fully developed. Our management has experience in raising capital for worthy projects, in different industries. We believe raising adequate capital to fund our development plans will be difficult, especially under current market conditions. However, we also believe raising such necessary funds is feasible, although we can give you no assurance that such funds can be obtained or that obtaining such funds, if possible, will be on terms advantageous to our company or then current stockholders.

The second reason for progressing steadily, but without haste, in the early stages is our need to plan the development carefully. We believe that our Naba Ah and Plan Grande properties are rich in beauty and historical/cultural significance. We further believe that we have a responsibility to our stockholders, the native people of Guanaja and our future guests to develop the properties carefully to maximize stockholder value while preserving and enhancing the properties' natural beauty and cultural significance.

The anticipated development schedule which follows lists, in general terms, the major tasks and current target periods for our development endeavors. These phases are based upon our currently proposed plans, assumptions and anticipated funding and revenues. In the event that our plans change, assumptions change or prove inaccurate, or anticipated funding and revenues are less or more than anticipated, we likely may be required to alter development projects and/or revise phases of development. Phase I items primarily are development planning items, including the establishment of a support team of professional advisors experienced in resort construction within our planned guidelines, local culture, alternative healing and related matters, to assist us in finalizing our Phase II development plans. We expect to develop this team of professional advisors utilizing the large network of people which our vice president, John C. Francis, has developed through sixteen years of travel in the area.

                                                                                              Status or
Development                                                                               Commencement Dates
-----------                                                                               ------------------
PHASE I
A.   Theme:

     i.  Develop an initial series of trademarks, name concepts and programs revolving around our central theme...............................................In progress
     ii. Retain advisors, such as architects, healers, shamans, archeologists and historians, to insure harmony and consistency between theme and historical fact and accepted theory..............................................Spring 2002

B.   Naba Ah Eco-Resort:
     i.  Acquire up to three initial real estate parcels to serve as a base property......One closed (approximately 18 acres) and two under
                                                                                          negotiations (approximately 31
                                                                                          acres)
     ii. Acquire options to purchase additional parcels...................................Preliminary discussions

C.  Alternative Healing:
     i.  Retain advisors experienced in Mayan medicinal techniques and tropical herbal plants....................................................................Spring 2002
     ii. Develop plans for herbal gardens on eco-resort and Marble Hill properties........Spring 2002

D.   Plan Grande Tourist Destination:
     i.  Acquire two real estate parcels encompassing all of the Marble Hill section of Guanaja and adjacent land.............................................Completed
     ii. Commence activities to negotiate return of artifacts for exhibition..............Spring 2002

E.   Capital Formation:
     i.  Fund initial real estate acquisitions though debt financing......................Completed
     ii. Commence initial, self-underwritten public offering..............................In progress

PHASE II
A.   Theme:
     i.  Utilize information from advisor group to finalize development concepts, programs and construction........................................................Summer 2002

B.   Eco-Resort:
     i.  Initiate construction of docking facilities and up to ten casitas................Summer 2002
     ii. Finalize plans for development of the eastern two parcels........................Fall 2002 - Spring 2003
     iii.Plant herbal garden paths........................................................Summer 2002

                                                                                              Status or
Development                                                                               Commencement Dates
-----------                                                                               ------------------
C.  Alternative Healing:
     i.  Commence planting of herbal gardens on eco-resort and tourist destination
         properties.......................................................................Fall 2002
     ii. Retain several teachers and shamans and commence training students in the use of alternative healing methods...........................................Fall 2002
     iii.Trademark product line consistent with theme and commence licensing/permit procedures......................................................2001 - 2002
     iv. Arrange third party sourcing and private labeling of products....................Summer and Fall 2002

D.   Tourist Destination:
     i.  Restore Marble Hill to its historical and garden state with meditation access, herbal plantings and walkways............................................Summer 2002
     ii. Construct initial buildings for use as a training center for cultural center, with an initial focus on history while anticipating increased future artifactexhibition........................................................Fall 2002
     iii.Initiate  programs  with  locals  to  enhance  the  area  as a  tourist
         destination.Summer  2002 iv.  Enter  into  relationships  with  destination service providers, such as travel agents, tour boats, etc........................Fall 2002

E.   Capital Formation:
     i.  Raise capital as needed, likely sources to include traditional real estate debt and sale of additional equity through exercise of warrants and/or private placements and public offerings..........................................Ongoing
     ii. Seek grants and sponsorships for Plan Grande tourist destination.................2002 and ongoing

Our capital requirements during Phase I should be adequate from a combination of existing debt as well as equity anticipated from completion of this public offering. Almost all of the proceeds of this offering are allocated for the purchase of real property and/or repayment of indebtedness. We anticipate that $50,000 of the minimum proceeds, or $75,000 of the maximum proceeds, from the offering will be used for general and administrative and working capital purposes. These funds are to be primarily used for salaries, accounting and legal expenses, travel and other fees and expenses.

The building and our business activities proposed in Phase II are likely to require approximately $1.2 million. We believe that funding for planned Phase II development will be derived from the issuance of additional debt in combination with mortgaging properties previously acquired and with capital provided by the exercise of warrants and the issuance of common or preferred stock. We have not formulated specific plans regarding any equity or debt offerings or mortgaging our properties and do not know if such sources of funding would be available to us when needed nor on what terms. We also intend to approach other entities, both corporate and individual, to assist us in some of our Plan Grande development activities, on a grant or sponsorship basis. The failure to raise additional funds, through debt or equity financing or by grant funding, will result in our inability to continue development activities. The inability to continue development activities could result in a substantial, if not total, loss in the value of any investment in our company.

As Phase I planning is finalized in preparation for Phase II construction, we will evaluate the advisability of using new capital resources for the commencement of construction or for the acquisition of additional properties adjacent to or in close proximity to our currently planned Naba Ah and Plan Grande properties. In any event, we do not anticipate generating any revenues prior to January 2003.

Development of our operations could be subject to delays. There are numerous uncertainties surrounding our ability to develop our Naba Ah tourist/vacation destination in Honduras where the eco-resort concept has not been proven a successful business model. A failure by us to successfully complete our development and construction activities as discussed above may have a material adverse effect on our intended business operations.

Our resort property will be subject to all operating risks common to the resort industry. These risks include, among other things:

o    competition  from  other  hotels and  resorts,

o    reduction in demand for eco-resorts,

o    changes in governmental regulation,

o overbuilding in the hotel and vacation destination industries, which may adversely affect occupancy and room rates,

o increases in operating costs attributable to inflation and other factors, which increases have not consistently been, and may not necessarily in the future be, offset by increased room rates,

o    significant dependence on vacation travelers and tourism,

o    the seasonality of hotel revenues, especially for resorts,

o the impact of severe weather on hotel occupancies in locations such as Honduras,

o    increases in construction costs,

o    increases  in energy  costs and other  expenses  of  travel,  and

o    adverse effects of general and local economic conditions.

In order to implement our business model, we will be required to:

o    obtain, develop and adopt appropriate and adequate operating systems,

o    attract and retain skilled executive, management and other personnel, and

o successfully manage growth, including monitoring operations, controlling costs and maintaining effective quality and service controls.

We cannot assure you that we will be able to implement successfully our business model.

Competition

We believe that the principal methods of competition with our Naba Ah resort complex will be on the basis of:

o    our  ability  to   incorporate   our  central   theme  into  the  complex's
     infrastructure and available services,

o    brand development, affiliation and marketing,

o    customer service,

o    location, and

o the condition and upkeep of the resort in general and in relation to other resorts and hotels in the local, regional, national and international markets.

We believe that we will be well positioned in each of these categories. We intend to emphasize our Naba Ah central theme, customer service and the newness of our facilities. We also believe that a strong commitment to regular capital improvements, including the refurbishment of furniture, fixtures and equipment, will help in our competitive position.

We will have to compete for customers. Our resort will compete for customers with a wide range of lodging facilities offering full-service, limited-service and all-suite lodging options to the public and with other competitors offering other types of vacation destinations. We will compete with other local tourist/vacation destinations, as well as with tourist/vacation destinations located throughout the world. We face significant competition from many of the world's established and recognized lodging, hospitality, entertainment, vacation ownership companies. Many of our competitors have much greater financial, marketing, personnel and other resources than we do, which could adversely affect our ability to successfully compete with these competitors.

Companies in the lodging and vacation industries compete based on factors such as room rates, quality of accommodations, name recognition, service levels, marketing programs, convenience of location and entertainment value. We cannot assure you that our competitors will not significantly expand or improve facilities, adjust prices or implement new or improved marketing programs so that our proposed operations are adversely affected. We will also compete with other alternative entertainment destinations in attracting cruise ships and tour groups. We cannot assure you that we will be successful in obtaining commitments from cruise ship lines and travel and tour agencies to add our resort, wellness spa and cultural center to their ports-of call or recommendation lists.

Seasonality

The operations at our resort are anticipated to be seasonal. This seasonality pattern can be expected to cause fluctuations in our quarterly revenues and cash flow. The market price for our securities, if one exists, may be subject to volatility as a result of such seasonality.

Employees

We are a development stage company and currently have no employees, other than our two executive officers, Johnny R. Thomas and John C. Francis. We expect to use outside consultants, advisors, attorneys and accountants as necessary, none of which will be hired on a salaried basis. We anticipate that, following the offering made under this prospectus, we may retain one employee in the United States for administrative work and three persons in Honduras for site preparation and caretaking.

We consider Johnny R. Thomas, our Chief Executive Officer, and John C. Francis, our Vice President, to be key to our future success, if any. The loss of the services of either of these executive officers could have a material adverse effect on our performance. We presently do not maintain a "key-man" life insurance policy with respect to any of our executive officers.

Governmental Regulation

We will be subject to various local governmental regulations in connection with the development of our Naba Ah eco-resort complex. These regulations include those relating to construction and zoning permits and variances, and compliance with environmental and sewage matters. We have retained local counsel to advise us on these matters and to assist us in compliance with all applicable regulations.

In 1990, the entire island of Guanaja was declared a marine national park by the Honduran government and an array of governmental programs were established to assure that the ecology and environment, both on land and at sea, are preserved while appropriate tourism development is encouraged. We have been advised that this marine park designation will affect our construction plans only to the extent of compliance with sewage disposal/septic requirements. We do not believe compliance with these requirements will have a material adverse effect on our construction and development plans nor on our future business operations.

The lodging industry is subject to various government regulations, such as food service and health and liquor license laws. We also will be subject to laws governing our relationships with employees, including minimum wage requirements, overtime, working conditions and work permit requirements. We believe that our operations will be in substantial compliance with these requirements. However, a determination that our operations are not in compliance with any applicable law could result in the imposition of fines, an award of damages to private litigants or significant expense to us in bringing our operations into compliance.

Our line of medicinal herbs and natural healing products and related marketing and advertising will be subject to governmental regulation by the various domestic agencies and authorities of the jurisdictions in which we will market and sell the product line. This will include, in the United States, the Food and Drug Administration, which regulates food, medical products and cosmetics. The advertising and marketing of our products are regulated in the U.S. by the Federal Trade Commission, which enforces consumer protection laws in regards to truth in advertising. In addition, the Consumer Product Safety Commission protects the U.S. public from unreasonable risk of injuries and death associated with consumer products, and the United States Department of Agriculture regulates food safety and quality for products sold in the U.S. Similar types of agencies exist in our foreign markets.

Our intended medicinal herbs and natural healing products markets are subject to regulations concerning product formulation, labeling and packaging. These laws and regulations will, in all likelihood, require us, among other things, to conform product labeling to the regulations, and register or qualify products with the applicable government authority or obtain necessary approvals or file necessary notifications for the marketing of such products. Many of our intended markets also regulate product claims and advertising. These laws regulate the types of claims and representations that can be made regarding the capabilities of products. For example, in the United States, we will be unable to make any claim that our products will diagnose, cure, mitigate, treat, or prevent disease.

Our operations will be conducted in a foreign country and there are risks inherent in international business activities. These risks include:

o    unexpected changes in regulatory requirements,

o anti-American political climate which curtails tourism because of perceived danger,

o    tariffs and other trade barriers,

o    difficulties in managing international operations,

o potential adverse tax consequences, including limitations on repatriation of earnings,

o    reduced protection for intellectual property,

o    the burdens of complying with foreign laws,

o being subject to a foreign system that may differ from the system in the United States,

o the ability of key management to obtain permits to work in the foreign country, and

o    the effects of local wage scales, employment customs and other expenses.

Properties

We have acquired three parcels of land on Guanaja at two sites and are negotiating the acquisition of two additional parcels at these sites. The first set of three parcels, consisting of approximately 49.2 acres, is where we intend to construct our Naba Ah eco-resort and wellness center. To date, we have acquired approximately 18 acres and are in negotiations to acquire an additional
31.2 acres. The second set of two parcels, consisting of approximately 19.5 acres, is at the Plan Grande location and includes Marble Hill.

We may be subject to various environmental, health, safety and land use laws, ordinances, regulations and similar requirements. Pursuant to these laws, a current or previous owner or operator of real property may be required to investigate and clean up hazardous or toxic substances or wastes or releases of petroleum products or wastes at such property, and may be held liable to a governmental entity or to third parties for associated damages and for investigation and substantial clean-up costs incurred by such parties in connection with the contamination. Such laws may impose clean-up responsibility and liability without regard to whether the owner knew of or caused the presence of the contaminants.

We may experience adverse effects or incur liability as a result of our interests in real estate. We currently own property on the island of Guanaja in Honduras and intend to acquire and/or lease additional property on the island. We will therefore be subject to varying degrees of risk generally related to owning and leasing real estate. These risks include:

o    changes in national, regional and local economic conditions,

o    changes in local real estate market conditions,

o costs of periodic renovation of our resort and the periodic replacement of furniture and equipment in order to stay competitive,

o costs of uninsured and underinsured casualty and other losses, such as those arising from hurricanes or earthquakes,

o changes in interest rates and in the availability, costs and terms of financing,

o    the ongoing need for capital improvements,

o    changes in real estate tax rates and other operating expenses,

o the impact of present or future environment legislation and compliance with environmental laws, and

o    adverse changes in zoning and other governmental laws and regulations.

Most of these matters are beyond our control. Additionally, real estate investments are relatively illiquid, which means that our ability to vary our business in response to changes in economic and other conditions may be limited.

Our principal executive office is located at 1700 West Horizon Ridge Parkway, Suite 202, Henderson, Nevada 89012. We intend to maintain our principal executive office in the United States following commencement of business operations in Honduras.

Legal Proceedings

We currently are not a party to any legal proceedings.


                                   MANAGEMENT

Executive Officers and Directors

Our current executive officers and directors, and their ages and principal positions with our company are as follows:

                                   Age      Title
                                   ---      -----

Johnny R. Thomas                   60       Chief Executive Officer, President,
                                            Treasurer and Director

John C. Francis                    52       Vice President, Chief Financial
                                            Officer and Director

Set forth below is a brief description of the business experience and background of our executive officers and directors, based upon information they have provided us.

Johnny R. Thomas has served as chief executive officer, president, treasurer and a director of our company since our formation in January 2000, originally as a "blank check" development stage company. Dr. Thomas received his Ph.D. degree in genetics/plant breeding from Oregon State University in 1966. Dr. Thomas has been a managing member of Falcon Financial Group LLC, a privately-held company engaged in providing assistance and advice to private companies on capital formation and introductions to investment banking firms, since January 2000. Dr. Thomas served as chairman of the board and chief executive officer (from April 1994 to February 1999), president (April 1994 through December 1997) and a director (from September 1993 to February 1999) of AgriBioTech, Inc., a publicly-held, vertically integrated developer, producer, marketer and distributor of forage and cool-season turfgrass seed. AgriBioTech and several of its subsidiaries filed a voluntary petition for bankruptcy in January 2000, approximately eleven months following Dr. Thomas' departure from the company.

John C. Francis, has served as vice president, chief financial officer and a director of our company since July 1, 2001. Mr. Francis has served as president and chief executive officer of Acalan, LLC since its formation in 1998. Acalan is a new media company specializing in the development, production and distribution of transformational media. Transformational media is material intended to transform the spirit, as well as inform the mind. Mr. Francis also has been a managing member of Falcon Financial Group LLC since January 2000. He served as chief financial officer (from April 1994 to April 1996), vice president, secretary and a director (April 1994 through January 1999) of AgriBioTech, Inc. AgriBioTech and several of its subsidiaries filed a voluntary petition for bankruptcy in January 2000, approximately eleven months following Mr. Francis' departure from the company. Mr. Francis also serves as chief executive officer, president and sole director of Hunapu, Inc., a "blank check" development stage company.

Each of our directors has been elected to serve until the next annual meeting of our stockholders, unless he shall resign, become disqualified, disabled or shall otherwise be removed from office.

There are potential conflicts of interest between us and our management team. We borrowed money from certain friends and relatives of our management to finance our real estate purchases on Guanaja. While our relationships with these lenders have been amicable, there can be no assurance that these relationships will remain friendly or, if any one or more relationships become adversarial, how such adverse change will affect our management personnel and their own relationships with our company.

Certain conflicts of interest may exist between us and our officers and directors. Our officers and directors have other business interests to which they devote their attention and may be expected to continue to do so. As a result, conflicts of interest may arise that can be resolved only through their exercise of such judgement as is consistent with their fiduciary duties to our company.

Executive Compensation

From our inception through June 30, 2001, we did not pay compensation to our officers and directors. We entered into substantially identical employment agreements, each dated as of July 1, 2001, with Johnny R. Thomas, our chief executive officer, and John C. Francis, our vice president and chief financial officer. These employment agreements provide that Messrs. Thomas and Francis shall devote such time and effort as may be reasonably required to perform their duties without a requirement to devote a specific number of hours. These employment agreements are for a two-year term, which we may terminate for cause without notice. In connection with their entering into their employment agreement, we issued to each of Messrs. Thomas and Francis 144,000 shares of our common stock valued at $.50 per share. Bonuses may be paid at the sole discretion of our board of directors. The agreements provide for each employee to receive three weeks of vacation per year and to receive all benefits available to our employees.

The employment agreements provide that in the event there is a material change in ownership or management, where the employee is terminated, or, at the employee's sole discretion, there is a significant change in his duties, responsibilities, principal place of employment or compensation, the employee may terminate without justification for one year following such change of control. The employees agreed not to compete with us during the period of their employment and for a two-year period thereafter.

Limitation on Liability and Indemnification Matters

As authorized by the Nevada General Corporation Law, our certificate of incorporation provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

o    any breach of the director's duty of loyalty to us or our stockholders,

o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

o    unlawful   payments  of  dividends  or  unlawful   stock   redemptions   or
     repurchases, or

o any transaction from which the director derived an improper personal benefit.

This provision limits our rights and the rights of our stockholders to recover monetary damages against a director for breach of the fiduciary duty of care except in the situations described above. This provision does not limit our rights or the rights of any stockholder to seek injunctive relief or rescission if a director breaches his or her duty of care. In addition, our certificate of incorporation provides that if the Nevada General Corporation Law is amended to further limit the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by such amendment. These provisions will not alter the liability of directors under federal securities laws.

Our certificate of incorporation further provides for the indemnification of any and all persons who serve as our director, officer, employee or agent to the fullest extent permitted under the Nevada General Corporation Law.

When sufficient cash is available, we anticipate obtaining a policy of insurance under which our directors and officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against our directors and officers by reason of any acts or omissions covered under this policy in their capacities as directors or officers, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the above provisions, or otherwise, we have been advised that in the opinion of the SEC, indemnification is against public policy as expressed in the Securities Act, and is unenforceable.

Certain Relationships and Related Transactions

On January 20, 2000, upon the formation of the company, Johnny R. Thomas, founder, a director and chief executive officer of our company, purchased through Estancia LLC, an entity established by Dr. Thomas for estate planning purposes, 2,960,000 shares of our common stock from the company for an aggregate purchase price of $2,960, or $.001 per share. Dr. Thomas tendered a recourse promissory note to the company for these shares which was paid in June 2000 when the company opened a bank account. On March 31, 2001, Estancia LLC sold, at a price of $.001 per share, 1,444,000 shares of our common stock to Excalibur Trust, of which John C. Francis is a trustee and beneficiary, and 72,000 shares of our common stock to Snow Becker Krauss P.C., our legal counsel. On July 1, 2001, John C. Francis became vice president, chief financial officer and a director of our company.

Between August 23, 2000 and February 17, 2001, we borrowed a total of $13,500 from Johnny R. Thomas. These loans were repayable one year from date of the loans and bore interest at 6% per annum. As of December 31, 2000, and June 30, 2001, we had accrued a total of $784 in interest charges.

On April 1, 2001, we issued 2,400,000 shares of common stock to Manzano Limited Partners, a family limited partnership of Johnny R. Thomas' family members, of which Dr. Thomas is a member and manager. These shares were issued in satisfaction of $2,400 principal amount of indebtedness we owed to Dr. Thomas. Manzano subsequently transferred these shares to certain of its members and others. Dr. Thomas did not receive any of these shares.

On June 29, 2001, we issued an additional 22,200 shares of common stock to Dr. Thomas in satisfaction of the remaining $11,100 of indebtedness we owed him, as well as 1,124 shares in satisfaction of $562 of accrued interest.

Between June 22, and 29, 2001, Dr. Thomas purchased 60,000 shares of common stock for $30,000 cash, or $.50 per share, in order to fund our working capital.

We are renting  office  space,  telephone and  secretarial  services from Falcon
Financial Group LCC. This is the location at which we currently have our principal offices. Falcon is an entity controlled by our chief executive officer and vice president; the landlord is a non-affiliated third party. On July 1, 2001, we entered into a sublease with Falcon pursuant to which we issued to Falcon an aggregate of 57,600 shares of our common stock in full satisfaction of our two-year sublease rent obligation to Falcon, which we valued at $28,800, or $1,200 per month. Falcon pays $1,750 per month under its overlease with the landlord for the premises.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth information known to us with respect to the beneficial ownership of shares of our common stock, as of the date of this prospectus and as adjusted to reflect the sale by us of the minimum and maximum number of units offered under this prospectus, by:

o    each person known by us to beneficially own 5% or more of our common stock,

o    each of our executive officers and directors, and

o    all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power. Under SEC rules, a person is deemed to be the beneficial owner of securities which may be acquired by such person upon the exercise of options and warrants or the conversion of convertible securities within 60 days from the date on which beneficial ownership is to be determined. Each beneficial owner's percentage ownership is determined by dividing the number of shares beneficially owned by that person by the base number of outstanding shares, increased to reflect the beneficially-owned shares underlying options, warrants or other convertible securities included in that person's holdings, but not those underlying shares held by any other person.

For the purposes of the table, the base number of outstanding shares are:

o    prior to the offering: 5,828,924,

o    completion  of the  offering,  if the  minimum  number  of units  are sold:
     7,028,924, and

o    completion  of the  offering,  if the  maximum  number  of units  are sold:
     7,928,924.

Except as otherwise indicated in the notes to the following table,

o we believe that all shares are beneficially owned, and investment and voting power is held by, the persons named as owners, and

o the address for each beneficial owner listed in the table, except where otherwise noted, is c/o Crest View Inc., 1700 West Horizon Ridge Parkway - Suite 202, Henderson, Nevada 89012.

                                                                              Percentage of Shares
                                                                               Beneficially Owned
                                             Amount and            --------------------------------------------
                                             Nature of                             Completion        Completion
                                             Beneficial            Prior to        of Minimum        of Maximum
Name of Stockholder                          Ownership             Offering         Offering          Offering
-------------------                          ---------             --------         --------          --------
Johnny R. Thomas (1)................        2,210,457 (2)          35.0 (2)         29.4 (2)          26.3 (2)
John C. Francis (3).................        2,774,135 (4)          42.5 (4)         35.9 (4)          32.1 (4)
All executive officers and directors
     as a group (two persons).......        4,926,792 (5)          70.3 (5)         60.0 (5)          54.1 (5)

----------
(1) Dr. Thomas is our chief executive officer, president, treasurer and a director of our company.

(2) Represents (a) 1,444,000 shares of our common stock owned by Estancia LLC, an entity established by Dr. Thomas for estate planning purposes and of which Dr. Thomas is the manager, (b) 481,333 shares of our common stock issuable upon exercise of class A warrants owned by Estancia LLC, (c) 57,800 shares of our common stock owned by Falcon Financial Group LLC, an entity in which Dr. Thomas and John C. Francis each own a 50% equity interest, and (d) 227,324 shares of our common stock owned of record by Dr. Thomas. The number of shares beneficially owned by Dr. Thomas and his percentage of shares beneficially owned, as reflected in the table above, do not include (a) 250,000 shares of our common stock owned by an entity created by Dr. Thomas' spouse for estate tax purposes, and which are her sole and separate property, and (b) 481,333 shares of our common stock issuable upon exercise of class B warrants, which class B warrants are only issuable upon exercise of the class A warrants owned by Estancia LLC. If such issuable shares were included in Dr. Thomas' beneficial ownership, Dr. Thomas' amount of shares beneficially owned would be 2,941,790 and his percentage beneficial ownership would be 43.3% prior to the offering, 36.8% after the offering in which only the minimum number of units are sold, and 33.1% after the offering in which the maximum number of units are sold.

(3) Mr. Francis is vice president, chief financial officer and a director of our company.

(4) Represents (a) 501,000 shares of our common stock owned by Excalibur Trust, an entity established by Mr. Francis for estate planning purposes and of which Mr. Francis is a trustee and beneficiary, which shares were originally issued in January 2000, (b) 167,000 shares of our common stock issuable upon exercise of class A warrants owned by Excalibur Trust, (c) 699,999 shares of our common stock owned by Camelot FLP, a family limited partnership in which Mr. Francis has voting and disposition power over and a beneficial interest, (d) 233,333 shares of our common stock issuable upon exercise of warrants owned by Camelot FLP, (e) 57,800 shares of our common stock owned by Falcon Financial Group LLC, an entity in which Mr. Francis and Johnny R. Thomas each own a 50% equity interest, (f) 144,000 shares of common stock owned of record by Mr. Francis, (g) 201,000 shares of our common stock owned by Tea Cups FLP, a family limited partnership in which the wife of Mr. Francis has voting and disposition power over and a beneficial interest, (h) 67,000 shares of our common stock issuable upon exercise of class A warrants owned by Tea Cups FLP, (i) 470,503 shares of our common stock owned by Unicorn Trust, a trust in which the wife of Mr. Francis is the trustee, and (j) 232,500 shares of our common stock issuable upon exercise of class A warrants owned by Unicorn Trust. Mr. Francis disclaims any beneficial ownership with respect to all shares and all shares underlying the warrants owned by Tea Cups FLP and Unicorn Trust, in which Mr. Francis has no pecuniary interest. The number of shares beneficially owned by Mr. Francis and his percentage of shares beneficially owned, as reflected in the table above, do not include the aggregate 699,833 shares of common stock issuable upon exercise of class B warrants, which class B warrants are only issuable upon exercise of the class A warrants owned by Excalibur Trust, Camelot FLP, Tea Cups FLP and Unicorn Trust. If such issuable shares were included in Mr. Francis' beneficial ownership, Mr. Francis' amount of shares beneficially owned, prior to disclaiming beneficial ownership of all securities owned by Tea Cups FLP and Unicorn Trust, would be 3,475,968 and his percentage beneficial ownership would be 48.1% prior to the offering, 41.2% after the offering in which only the minimum number of units are sold, and 37.3% after the offering in which the maximum number of units are sold.

(5) Includes shares of our common stock beneficially owned by our executive officers and directors, including those shares described in notes (2) and
     (4) above. The number of shares beneficially owned by our executive officers and directors as a group and the group's percentage of shares beneficially owned, as reflected in the table above, do not include (a) the 1,181,166 shares of common stock issuable upon exercise of class B warrants, which class B warrants are only issuable upon exercise of the class A warrants owned by Estancia LLC, Excalibur Trust, Camelot FLP, Tea Cups FLP and Unicorn Trust, prior to any disclaimer of beneficial ownership, nor (b) the 250,000 shares owned by the entity created by Dr. Thomas' spouse for estate tax purposes. If such issuable shares were included in the group's beneficial ownership, the group's amount of shares beneficially owned would be 6,357,958 and the group's percentage beneficial ownership would be 77.0% prior to the offering, 67.7% after the offering in which only the minimum number of units are sold, and 61.8% after the offering in which the maximum number of units are sold.

Control of our company will be held by our management. Upon completion of the offering, our current management, together with their affiliates, spouses and spouses' affiliates, will control approximately 56.8% of the total voting power of our company, if the minimum amount of units are sold in the offering, or 50.4% of the total voting power, if the maximum amount of units are sold in the offering. Given their large voting control and ability to acquire additional shares of our common stock, our management, together with their affiliates, spouses and spouses' affiliates, if they choose to act in concert, is in the position to elect all of the members of our board of directors and thereby control the policies of our company. As such, our management will have substantial influence over our company, which influence may not necessarily be consistent with the interests of our other stockholders.

                            DESCRIPTION OF SECURITIES

General

We have authorized 40 million shares of common stock, par value $.001 per share, and 8 million shares of preferred stock, par value $.001 per share, whose rights and designation(s) have not yet been established. We had 5,828,924 shares of our common stock outstanding as of the date of this prospectus, which are held by 61 holders of record. We currently have outstanding no shares of preferred stock. All shares of common stock currently outstanding are validly issued, fully paid and non-assessable.

Units

Each unit consists of one share of our common stock and one-third of one class A redeemable warrant. Upon the completion of the minimum offering, the common stock and the warrants which comprise the units will be immediately detachable and separately transferable. Each class A warrant is exercisable to purchase of one share of our common stock and one class B warrant.

Common Stock

Each share of our common stock entitles its holder to one vote upon all matters on which holders of our common stock are entitled to vote under applicable law or otherwise. Stockholders are not permitted to vote their shares cumulatively. Accordingly, the holders of more than 50% of the issued and outstanding shares of common stock can elect all of our directors. Holders of common stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, each share of common stock will be entitled to share ratably in any assets available for distribution to holders of our equity securities after satisfaction of all liabilities and after providing for each class of stock, if any, having preference over the common stock.

The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is issued. All outstanding shares of common stock are, and the shares underlying all options and warrants will be, duly authorized, validly issued, fully paid and non-assessable.

Class A Redeemable Warrants

Each class A warrant entitles its holder to purchase from us, for cash or other consideration approved by our board of directors, one share of common stock at a price of $6.00 per share and one class B redeemable warrant, subject to adjustment as described below. The class A warrants are exercisable for four years from the date of this prospectus. At our option, we may reduce the exercise price of the class A warrants upon 30 days written notice from time to time for such period(s) as we, in our sole discretion, may chose; provided that no such period shall be for less than fifteen days nor more than 90 days. We also may extend the exercise period, at our sole option.

We have the right to redeem the class A warrants at a price of $.001 per warrant on at least 30 days prior notice at any time during the exercise period. If you do not exercise your warrants prior to their expiration or redemption, you will forfeit your right to purchase the underlying shares of common stock and class B warrants. We may appoint standby purchasers to exercise any or all of the warrants which are not exercised at the end of the 30-day notice period for a fourteen-day period immediately thereafter.

The class A warrants are immediately detachable from the common stock and exercisable. The holder of a class A warrant may exercise the warrant during the exercise period by surrendering the warrant certificate, with the form of election to purchase on the reverse side of the class A warrant certificate properly completed, dated and executed, together with the payment of the applicable exercise price, to the warrant agent. The class A warrants may be exercised in whole at any time or in part from time to time. No fractional shares or class B warrants will be issued upon the exercise of class A warrants.

The exercise price and the number of shares of common stock and class B warrants purchasable upon exercise of the class A warrants will be adjusted in proportion to any stock dividends, stock splits, combinations, reclassifications and other similar events. No such adjustments will be made upon the issuance of shares of common stock for any other reason. No adjustment of the exercise price will be made until cumulative adjustments amount to $.05 or more. No adjustments as to dividends will be made upon any exercise of class A warrants.

The Class A warrants do not confer upon their holders voting or pre-emptive rights or any other rights (including the right to participate in the distribution of the company's assets in the event of its liquidation, dissolution or winding up) as a stockholder of the company.

We currently have outstanding warrants owned of record by 59 persons and entities. These warrants automatically will convert into 1.8 million class A warrants upon the closing of the minimum offering made under cover of this prospectus.

We must have a current registration statement on file with the SEC in order to continue the registration of the common stock and class B warrants underlying the class A warrants, and, accordingly, we will need to file post- effective amendments to the registration statement of which this prospectus is a part when subsequent events require. There can be no assurance that such registration statement can or will be kept current, and if it is not kept current, the class A warrants will not be exercisable and may be deprived of value. In addition, the common stock issuable upon the exercise of the class A warrants cannot be sold in various jurisdictions without the registration in such jurisdictions of the common stock in accordance with local law, or the availability of an exemption from such registration. We may find it impractical or impossible to qualify the common stock in those jurisdictions where we do not initially qualify this offering. Class A warrant holders who are residents of jurisdictions in which we do not qualify the common stock underlying the class A warrants for sale will have no choice but to sell their class A warrants, to let them expire or, if we elect to redeem the class A warrants, accept the redemption price for their class A warrants.

Class B Redeemable Warrants

Each class B warrant entitles its holder to purchase from us, for cash or other consideration approved by our board of directors, one share of common stock at a price of $9.00 per share, subject to adjustment as described below. The class B warrants are exercisable for five years from the date of this prospectus. At our option, we may reduce the exercise price of the class B warrants upon 30 days written notice from time to time for such period(s) as we, in our sole discretion, may chose; provided that no such period shall be for less than fifteen days nor more than 90 days. We also may extend the exercise period, at our sole option.

We have the right to redeem the class B warrants at a price of $.001 per warrant on at least 30 days prior notice at any time during the exercise period. If you do not exercise your warrants prior to their expiration or redemption, you will forfeit your right to purchase the underlying shares of common stock. We may appoint standby purchasers to exercise any or all of the warrants which are not exercised at the end of the 30-day notice period for a fourteen-day period immediately thereafter.

The class B warrants will immediately be exercisable. The holder of a class B warrant may exercise the warrant during the exercise period by surrendering the warrant certificate, with the form of election to purchase on the reverse side of the class B warrant certificate properly completed, dated and executed, together with the payment of the applicable exercise price, to the warrant agent. The class B warrants may be exercised in whole at any time or in part from time to time. No fractional shares will be issued upon the exercise of class B warrants.

The exercise price and the number of shares of common stock purchasable upon exercise of the class B warrants will be adjusted in proportion to any stock dividends, stock splits, combinations, reclassifications and other similar events. No such adjustments will be made upon the issuance of shares of common stock for any other reason. No adjustment of the exercise price will be made until cumulative adjustments amount to $.05 or more. No adjustments as to dividends will be made upon any exercise of class B warrants.

The Class B warrants will not confer upon their holders voting or pre-emptive rights or any other rights (including the right to participate in the distribution of the company's assets in the event of its liquidation, dissolution or winding up) as a stockholder of the company.

We must have a current registration statement on file with the SEC in order to continue the registration of the common stock underlying the class B warrants, and accordingly, we will need to file post-effective amendments to the registration statement of which this prospectus is a part when subsequent events require. There can be no assurance that such registration statement can or will be kept current, and if it is not kept current, the class B warrants will not be exercisable and may be deprived of value. In addition, the common stock issuable upon the exercise of the class B warrants cannot be sold in various jurisdictions without the registration in such jurisdictions of the common stock in accordance with local law, or the availability of an exemption from such registration. We may find it impractical or impossible to qualify the common stock in those jurisdictions where we do not initially qualify this offering. Class B warrant holders who are residents of jurisdictions in which we do not qualify the common stock underlying the class B warrants for sale will have no choice but to sell their class B warrants, to let them expire or, if we elect to redeem the class A warrants, accept the redemption price for their class B warrants.

Serial Preferred Stock

Our board of directors is authorized by our certificate of incorporation to issue up to 8 million shares of one or more series of serial preferred stock. No shares of serial preferred stock have been authorized or designated for future issuance by our board. In addition, we have no present plans to issue any such shares.

In the event that our board of directors does authorize, designate and issue shares of serial preferred stock, it may exercise its discretion in establishing the terms of such serial preferred stock. In the exercise of such discretion, our board may determine the voting rights, if any, of the series of serial preferred stock being issued, which could include the right to vote separately or as a single class with our common stock and/or other series of serial preferred stock; to have more or less voting power per share than that possessed by our common stock or other series of serial preferred stock; and to vote on certain specified matters presented to the shareholders or on all of such matters or upon the occurrence of any specified event or condition. On our liquidation, dissolution or winding up, the holders of serial preferred stock may be entitled to receive preferential cash distributions fixed by our board when creating the particular series of preferred stock before the holders of our common stock are entitled to receive anything. Serial preferred stock authorized by our board could be redeemable or convertible into shares of any other class or series of our capital stock.

The issuance of serial preferred stock by our board of directors could adversely affect the rights of holders of our common stock by, among other things, establishing preferential dividends, liquidation rights or voting powers. The issuance of serial preferred stock could be used to discourage or prevent efforts to acquire control of our company through the acquisition of shares of our common stock, even if a change in control were in our stockholders' interest.

State Blue Sky Information

We are offering these units for sale in the States of Nevada, New Mexico, Missouri and Oregon. Additionally, we believe that the units, upon completion of this offering, and the common stock and warrants comprising the units, once they become separately transferable, will be eligible for sale on a secondary market basis in other states based upon the registration of the securities in such states, a listing in Standard and Poor's or Moody's manuals, or the availability of an applicable exemption from the state's registration requirements, subject, in each case, to the exercise of the broad discretion and powers of the securities commission or other administrative bodies having jurisdiction in each state and any changes in statutes and regulations which may occur after the date of this prospectus. We will amend this prospectus to disclose additional states, if any, in which our securities will be eligible for resale in the secondary trading market.

Transfer and Warrant Agent

Pacific Stock Transfer Company will act as our transfer agent and warrant agent upon the completion of the offering made under this prospectus.

                              PLAN OF DISTRIBUTION

We are offering the 2.1 million units on a self underwritten, best efforts 1.2 million units minimum and 2.1 million units maximum basis. The minimum number of units which can be purchased by any one investor is 120, and the total number of units purchased by any one investor must be in multiples of three.

If the minimum 1.2 million units are sold on or before __________, 2002 (90 days from the date of this prospectus, unless we extend it for up to an additional 90 days) the proceeds from the sale of such units will immediately be released to us. If 1.2 million units are not sold by such date, all subscription funds will be returned to the persons who subscribed to the offering, with interest, if any. If we reach the minimum offering threshold of 1.2 million units, we will continue to offer units until the maximum 2.1 million units are sold, the offering period ends, or the offering is terminated, whichever first occurs. All of the proceeds received, are required to be promptly deposited in an escrow account at Southwest Escrow Company, 401 North Buffalo, Suite 205, Las Vegas 89145.

Lenders who financed our acquisition of real property in Honduras will be given the opportunity to purchase units offered under this prospectus through the reduction or cancellation of our debt to them, rather than by paying cash for their units. In such event, the cash proceeds which we receive from this offering will be reduced by an amount equal to the debt so reduced or canceled. The amount of any reduction or cancellation of our debt will be included in the amount of gross proceeds received in determining whether the minimum offering amount has been reached. As of the date of this prospectus, we have not solicited such purchases of units by our lenders and we currently do not have any agreements, arrangements or understandings with any of our lenders regarding the purchase of units through such reductions or cancellations of our obligations to them, or otherwise. However, Falcon Financial Group LLC, an entity owned jointly by our two executive officers and the holder of one of our promissory notes in the principal amount of $72,300, will participate in the offering by purchasing units through the reduction or cancellation of our indebtedness to Falcon evidenced by such note, to the extent necessary to complete the minimum offering or to purchase units that otherwise are unsold in the maximum offering.

The holders of the warrants who exercise such warrants may sell the common stock purchased upon their exercise from time to time in public transactions, on or off the NASD's OTC Bulletin Board, or in private transactions, at prevailing market prices or at privately negotiated prices. They may sell their shares in the following types of transactions:

o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

o    face-to-face   transactions   between  sellers  and  purchasers  without  a
     broker-dealer; and

o    or otherwise.

The 700,000 class A warrants being offered by this prospectus are being offered and 700,000 class B warrants issuable upon exercise of the class A warrants will be offered by the holders of these securities and may be sold by these holders in the over-the-counter market, or privately, or through broker-dealers selected by these holders, or as principals.

The units will be sold by one of our executive officers, Johnny R. Thomas. Dr. Thomas will rely on the safe harbor exception of Rule 3a4-1 of the Securities Exchange Act to not be deemed brokers with respect to the offering. Dr. Thomas will not receive commissions, but will be registered as a sales representative where required under state securities laws. We may also retain NASD member firms to sell units and pay them customary sales commissions subject to our first filing this prospectus with the NASD. A market may never develop for the shares. We have arbitrarily set the offering price of the units, warrants and shares of common stock.

We will pay all expenses incident to the registration of the securities covered by this prospectus. We will not pay, among other things, the expenses, commissions and discounts of brokers, dealers or agents of the purchasers of the units.

The sale of the common stock and warrants are subject to the prospectus delivery and other requirements of the Securities Act. To the extent required, we will use our best efforts to file and distribute, during any period in which offers or sales are being made, one or more amendments or supplements to this prospectus or a new registration statement to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus, including, but not limited to, the number of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, any discounts, commissions or concessions allowed or reallowed or paid to dealers and the proposed selling price to the public.

Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of our securities offered by this prospectus may not simultaneously engage in market-making activities with respect to our common stock during the applicable "cooling off" period five business days prior to the commencement of this distribution.

                           CERTAIN MARKET INFORMATION

This offering is the initial public offering of the our securities and, accordingly, there has been, and there currently is, no public trading market for our units, common stock or warrants. A public trading market may never develop or, if one develops, may not be sustained. Accordingly, a resale of your securities may be difficult. No assurance can be given that a market will develop or that any securityholder will be able to liquidate their investment without considerable delay, if at all. While we intend to apply for quotation of our securities on the Over-the-Counter Bulletin Board, we cannot guarantee that our application will be approved and that our securities are listed and quoted for sale. The trading market price of our securities may decline below the price at which the securities were sold. If a market for our securities should develop, their market prices may be highly volatile. In addition, an active public market for our securities may not develop or be sustained. If selling securityholders sell all or substantial amounts of their securities in the public market, the market price of our securities could be adversely affected.

The public offering and warrant exercise prices were arbitrarily determined and may not reflect our value. The price of the units be sold in the offering being made under this prospectus does not bear any relationship to our book value, assets, current or prospective earnings or any other recognized criterion of value.

Federal regulations governing "penny stocks" could have a detrimental effect on holders of our securities. Our securities, when available for trading, will be subject to the Securities and Exchange Commission rules that impose special sales practice requirements upon broker-dealers that sell such securities to parties other than established customers or accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of purchasers of our securities to buy or sell in any market that may develop. In addition, the SEC has adopted a number of rules to regulate "penny Stocks." Because our securities may constitute "penny stock" within the meaning of these rules, the rules would apply to us and our securities. The rules may further affect the ability of owners of our securities to sell their securities in any market that may develop for them.

                         SHARES ELIGIBLE FOR FUTURE SALE

We will have 7,928,924 shares of our common stock and 2.5 million class A warrants issued and outstanding following the completion of the offering made under this prospectus, assuming all of the units offered for sale in the offering are sold, or 7,028,924 shares of our common stock and 2.2 million class A warrants issued and outstanding, assuming the minimum number of the units offered for sale in the offering are sold. Of such securities, 2.1 million shares and 700,000 shares issuable upon exercise of class A warrants, assuming the maximum number of units offered by this prospectus are sold in the offering, or 1.2 million shares and 400,000 shares issuable upon exercise of class A warrants, assuming the minimum number of units offered by this prospectus are sold in the offering, will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by any affiliate of us and assuming we are able to keep effective our registration statement with respect to the shares of our common stock issuable upon exercise of the class A warrants included in the units sold in the offering.

An affiliate of ours is generally a person who has a controlling position with regard to us. Any shares of common stock purchased by our affiliates in the offering will be subject to the resale limitations of Rule 144 promulgated under the Securities Act.

All of the remaining 5,828,924 remaining shares of our common stock that will be outstanding following the offering, as well as the 1.8 million shares of our common stock issuable upon exercise of our currently outstanding class A warrants, are restricted securities as that term is defined under Rule 144. Approximately 3 million of these outstanding shares of our common stock, as well as 1 million class A warrants and the shares issuable upon exercise of such warrants, will be eligible for sale ninety days after the date of this prospectus and the remaining 2,828,924 shares, 800,000 class A warrants and the shares issuable upon exercise of such warrants will become eligible, at various times following the date of this prospectus, subject to the resale provisions of Rule 144.

In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person or group of persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner except an affiliate of ours, would be entitled to sell, within any three month period, a number of shares that does not exceed the greater of:

o    1% of the number of then outstanding shares of our common stock, or

o the average weekly trading volume of our common stock during the four calendar weeks preceding the sale;

provided, that, public information about us as required by Rule 144 is available and the seller complies with manner of sale provisions and notice requirements. The volume limitations described above, but not the one-year holding period, also apply to sales of our non-restricted securities by our affiliates. A person who is not an affiliate, has not been an affiliate within three months before the sale and has beneficially owned the restricted securities for at least two years, is entitled to sell the restricted shares under Rule 144 without regard to any of the limitations described above.

Before this offering, there was no public market for our securities. We cannot predict the effect, if any, that sales of, or the availability for sale of, our securities stock will have on the market price of our securities prevailing from time to time. Nevertheless, the possibility that substantial amounts of our common stock and class A warrants might enter the public market through Rule 144 sales, or otherwise, could adversely affect the prevailing market price of our securities and could impair our ability to raise capital in the future through the sale of securities.

There may be an adverse effect on the market price of our securities because shares of our common stock are available for future sale. No prediction can be made as to the effect, if any, that future sales, or the availability of shares of our common stock for future sale, by us or by our directors and executive officers will have on the market price of our securities prevailing from time to time. Sales of substantial amounts of our securities, including shares issued upon the exercise of options or warrants, or the perception that such sales could occur, could adversely affect prevailing market prices for the our securities.

                             ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission, a registration statement on Form SB-2, including exhibits and schedules thereto, under the Securities Act with respect to the securities to be sold in the offering made under this prospectus. This prospectus which constitutes a part of the registration statement and does not contain all the information set forth in the registration statement and the exhibits filed with it. For further information with respect to us and the securities to be sold in the offering, reference is made to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to, are not necessarily complete. In each instance, we refer you to the copy of the contracts, agreements and or other documents filed as exhibits to the registration statement, and these statements are deemed qualified in their entirety by reference to the contract or document.

You may inspect, without charge, all or any portion of the registration statement or any reports, statements or other information we file with the SEC at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549 and at the regional offices of the SEC located at 233 Broadway, New York, New York 10007 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these documents may also be obtained from the SEC's Public Reference Room at 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549 upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

In addition, registration statements and other filings we make with the SEC through its Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system are publicly available through the SEC's site located at www.sec.gov. The registration statement, including all exhibits and schedules and amendments, has been filed with the commission through the EDGAR system.

On the date of this prospectus, we will become subject to the reporting requirements of the Exchange Act and, in accordance with these requirements, will file reports, proxy statements and other information with the SEC. We intend to furnish our stockholders with annual reports containing audited financial statements and other periodic reports as we deem appropriate or as may be required by law.

                                  LEGAL MATTERS

The validity of the issuance and sale of the units being offered by this prospectus is being passed on for us by Snow Becker Krauss P.C., 605 Third Avenue, New York, New York. Snow Becker Krauss P.C. owns 112,000 shares of our common stock and 33,333 class A warrants. Elliot H. Lutzker, a member of Snow Becker Krauss P.C., is our corporate secretary.

                                     EXPERTS

The financial statements included in the registration statement of which this prospectus is a part, have been included herein in reliance on the report of Lazar Levine & Felix LLP, independent accountants, given on the authority of that firm as an expert in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                              Page
                                                                                                              ----
Independent Auditors' Report..............................................................................    F - 1

Consolidated Financial Statements:

     Balance Sheets as of September 30, 2001 (Unaudited) and June 30, 2001................................    F - 2

     Statements of Operations Cumulative During the Development Stage (January 20,
       2000 to  September  30,  2001)  (Unaudited),  for the Three  Months Ended
       September 30, 2001 (Unaudited), for the Year Ended June 30, 2001 and From
       Inception (January 20, 2000) to June 30, 2000......................................................    F - 3

     Statements of Stockholders' Equity for the Period from Inception, January 20, 2000, to
       September 30, 2001 (Unaudited).....................................................................    F - 4

     Statements of Cash Flows Cumulative During the Development Stage (January 20, 2000 to
       September 30, 2001) (Unaudited), for the Three Months Ended September 30, 2001 (Unaudited),
       for the Year Ended June 30, 2001 and From Inception (January 20, 2000) to June 30, 2000............    F - 5

Notes to Consolidated Financial Statements................................................................    F - 6

                          INDEPENDENT AUDITORS' REPORT


To the Stockholders
Crest View Inc.
Henderson, Nevada


We have audited the accompanying balance sheets of Crest View Inc. (a development stage company), as of June 30, 2001 and 2000, and the related statements of operations, shareholders' equity and cash flows for the period from inception January 20, 2000 to June 30, 2000, the year ended June 30, 2001 and the cumulative period from inception, January 20, 2000 through June 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Crest View, Inc. (a development stage company) and the results of its operations and its cash flows for the periods mentioned in conformity with accounting principles generally accepted in the United States of America.

                                                       LAZAR LEVINE & FELIX LLP

New York, New York
August 20, 2001

                                CREST VIEW, INC.
                          (A Development Stage Company)

                           CONSOLIDATED BALANCE SHEETS

                                                                                September 30,         June 30,
                                                                                    2001                2001
                                                                                -------------      ------------
                                                                                 (unaudited)
                                   - ASSETS -
CURRENT ASSETS:
   Cash....................................................................     $      9,848       $     31,841
                                                                                ------------       ------------
     Total current assets..................................................            9,848             31,841
                                                                                ------------       ------------

OTHER ASSETS:
   Investment in real estate (Note 4)......................................          739,965                 --
   Deferred expenses (Note 7)..............................................          151,200                 --
                                                                                ------------       ------------
                                                                                     891,165                 --
                                                                                ------------       ------------
                                                                                $    901,013       $     31,841
                                                                                ============       ============

                    - LIABILITIES AND STOCKHOLDERS' EQUITY -

CURRENT LIABILITIES:
   Accrued expenses........................................................     $      7,000       $      7,000
                                                                                ------------       ------------
     Total current liabilities.............................................            7,000              7,000
                                                                                ------------       ------------

LONG-TERM DEBT (Note 5)....................................................          741,765                 --
                                                                                ------------       ------------

COMMITMENTS AND CONTINGENCIES (Notes 4 and 7)

STOCKHOLDERS' EQUITY (Note 6):
   Preferred stock, $.001 par value; 8,000,000 shares authorized,
     none issued...........................................................               --                 --
   Common stock, $.001 par value; 40,000,000 shares authorized,
     5,828,924 and 5,483,324 shares issued and outstanding at September
     30, 2001 and June 30, 2001, respectively..............................            5,829              5,483
   Additional paid-in capital..............................................          214,033             41,579
   Deficit accumulated during the development stage........................          (67,614)           (22,221)
                                                                                ------------       ------------
                                                                                     152,248             24,841
                                                                                ------------       ------------
                                                                                $    901,013       $     31,841
                                                                                ============       ============

    The accompanying notes are an integral part of these financial statements

                                CREST VIEW, INC.
                          (A Development Stage Company)

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                        Cumulative During
                                      the Development Stage                                               From Inception
                                        (January 20, 2000          For the              For the        (January 20, 2000)
                                               to            Three Months Ended       Year Ended               to
                                       September 30, 2001)   September 30, 2001      June 30, 2001        June 30, 2000
                                       -------------------   ------------------      -------------        --------------
                                           (unaudited)           (unaudited)

REVENUES.........................        $           --       $           --          $         --        $           --
                                         --------------       --------------        --------------        --------------

COSTS AND EXPENSES:
   Compensation..................                21,600               21,600                    --                    --
   Filing fees...................                 6,606                1,300                 5,206                   100
   Professional fees.............                28,050               17,050                11,000                    --
   Other expenses................                 6,351                  998                 5,353                    --
   Rent expense..................                 1,200                1,200                    --                    --
   Interest expense..............                 3,807                3,245                   562                    --
                                         --------------       --------------        --------------        --------------
                                                 67,614               45,393                22,121                   100
                                         --------------       --------------        --------------        --------------

NET LOSS.........................        $      (67,614)      $      (45,393)       $      (22,121)       $         (100)
                                         ==============       ==============        ==============        ==============

    The accompanying notes are an integral part of these financial statements

                                CREST VIEW, INC.
                          (A Development Stage Company)

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                         Deficit
                                                                                       Accumulated
                                                    Common Stock        Additional     During the
                                                    ------------          Paid-In      Development   Stockholders'
                                                Number       Amount       Capital         Stage         Equity
                                                ------       ------       -------         -----         ------
At inception, January 20, 2000                       --      $   --      $     --        $     --       $      --
Issuance of units                             3,000,000       3,000            --              --           3,000
Net loss for period ended June 30, 2000              --          --            --            (100)           (100)
                                              ---------      ------      --------        --------       ---------
BALANCE AT JUNE 30, 2000                      3,000,000       3,000            --            (100)          2,900

Repayment of officer's loans                  2,422,200       2,422        11,078              --          13,500
Payment of interest accrued                       1,124           1           561              --             562
Issuance of shares for cash                      60,000          60        29,940              --          30,000
Net loss for year ended June 30, 2001                --          --            --         (22,121)        (22,121)
                                              ---------      ------      --------        --------       ---------
BALANCE AT JUNE 30, 2001                      5,483,324       5,483        41,579         (22,221)         24,841

Shares issued for compensation and rent
   (Note 7)                                     345,600         346       172,454              --         172,800
Net loss for period ended September 30,
   2001 (unaudited)                                  --          --            --         (45,393)        (45,393)
                                              ---------      ------      --------        --------       ---------
BALANCE AT SEPTEMBER 30,
   2001 (UNAUDITED)                           5,828,924      $5,829      $214,033        $(67,614)      $ 152,248
                                              =========      ======      ========        ========       =========

    The accompanying notes are an integral part of these financial statements

                                CREST VIEW, INC.
                          (A Development Stage Company)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                        Cumulative During
                                      the Development Stage                                              From Inception
                                        (January 20, 2000          For the               For the       (January 20, 2000)
                                               to            Three Months Ended        Year Ended              to
                                       September 30, 2001)   September 30, 2001       June 30, 2001       June 30, 2000
                                       -------------------   ------------------       -------------       -------------
                                           (unaudited)           (unaudited)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS:

CASH FLOWS FROM
   OPERATING ACTIVITIES:
   Net loss                                    $ (67,614)          $ (45,393)          $(22,121)            $  (100)
   Adjustments to reconcile net loss
     to net cash used by operating
     activities:
     Compensatory stock                           22,162              21,600                562                  --
     Changes in assets and liabilities:
       Increase in accrued expenses                7,000                  --              7,000                  --
                                               ---------           ---------           --------             -------
   Net cash utilized by operating
     activities                                  (38,452)            (23,793)           (14,559)               (100)
                                               ---------           ---------           --------             -------

CASH FLOWS FROM
   INVESTING ACTIVITIES:
   Acquisition of real estate                   (471,300)           (471,300)                --                  --
                                               ---------           ---------           --------             -------
   Net cash utilized by investing
     activities                                 (471,300)           (471,300)                --                  --
                                               ---------           ---------           --------             -------

CASH FLOWS FROM
   FINANCING ACTIVITIES:
   Loans from affiliates                         473,100             473,100                 --                  --
   Proceeds from officer's loans                  13,500                  --             13,500                  --
   Sale of units                                  33,000                  --             30,000               3,000
                                               ---------           ---------           --------             -------
   Net cash provided by financing
     activities                                  519,600             473,100             43,500               3,000
                                               ---------           ---------           --------             -------

NET INCREASE (DECREASE)
   IN CASH AND CASH
   EQUIVALENTS                                     9,848             (21,993)            28,941               2,900
   Cash and cash equivalents at
     beginning of period                              --              31,841              2,900                  --
                                               ---------           ---------           --------             -------
CASH AND CASH
   EQUIVALENTS AT END OF
   PERIOD                                      $   9,848           $   9,848           $ 31,841             $ 2,900
                                               =========           =========           ========             =======

Supplemental Disclosures of
   Non-Cash Financing Activities:

During the year ended June 30, 2001, the Company issued 2,400,000 shares of its common stock in full payment of $2,400 of officer's loans; 22,200 shares in full payment of $11,100 of officer's loans as well as 1,124 shares of common stock in satisfaction of interest accrued on such loans of $562.


    The accompanying notes are an integral part of these financial statements

                                CREST VIEW, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             June 30, 2001 and 2000
                (Information as of and for the three months ended
                        September 30, 2001 is unaudited)


NOTE 1:  DESCRIPTION OF COMPANY

Crest View, Inc. (the "Company") was organized in the state of Nevada on January 20, 2000. The Company was formed to serve as a vehicle to raise capital to acquire a business and, as of June 30, 2001 was considered a "blank check" company inasmuch as the Company was not generating revenues and did not own an operating business. The Company currently has no employees except for its two executive officers and had no material assets prior to the acquisition of real estate in September 2001. Administrative services are currently being provided by an entity controlled by an officer of the Company. The Company's efforts, through June 30, 2001, were limited to organizational activities. In July 2001, the Company entered into an agreement to develop a vacation and tourist destination featuring an "eco-resort," wellness center and cultural exhibits, on the Honduran island of Guanaja (see Note 4).

The Company is considered as being in the development stage, since its inception, in accordance with Statement of Financial Accounting Standards No. 7, and its fiscal year end is June 30.

During the quarter ended September 30, 2001, the Company formed a wholly owned subsidiary, Crest View Investments, S. A., through which it purchased two parcels of real estate (see Note 4). The Company also acquired all of the outstanding shares of Plan Grande Groupe, S. A., thereby making this entity a wholly owned subsidiary (see Note 4). All inter-company transactions and balances have been eliminated upon consolidation.

NOTE 2:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company's accounting policies are in accordance with accounting principles generally accepted in the United States of America. Outlined below are those policies considered particularly significant.

(a)  Use of Estimates:

     In preparing financial statements in accordance with accounting principles generally accepted in the United States of America, management makes certain estimates and assumptions, where applicable, that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. While actual results could differ from those estimates, management does not expect such variances, if any, to have a material effect on the financial statements.

(b)  Statements of Cash Flows:

     For purposes of the statements of cash flows the Company considers all highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents.

                                CREST VIEW, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             June 30, 2001 and 2000
                (Information as of and for the three months ended
                        September 30, 2001 is unaudited)
                                   (continued)

NOTE 3:  LOANS PAYABLE - OFFICER

On August 23, 2000 and September 7, 2000, the Company received $6,000 and $5,000, respectively from an officer of the Company. These loans are repayable one year from the date of receipt with interest at 6% per annum. On February 17, 2000, the Company received additional loans from this officer aggregating $2,500. As of June 30, 2001, the Company had repaid the principal amount and all interest accrued on such loans, through the issuance of 2,423,324 shares of its common stock to this officer.

NOTE 4:  INVESTMENT IN REAL ESTATE

In connection  with the plans to develop a vacation and tourist resort (see Note
1), since July 1, 2001 and through September 30, 2001, the Company has acquired three parcels of real estate through Honduran subsidiaries and has entered into negotiations to purchase two other parcels of land on the island of Guanaja.

One parcel of land of approximately 18 acres to be used for the resort was acquired at a total cost (including closing costs) of approximately $425,000. The Company also acquired a parcel of land (approximately 3.5 acres) at another site at a cost of approximately $45,000. The funds for these acquisitions were borrowed from affiliates.

In September 2001, the Company acquired 1,250 shares (100%) of the outstanding stock of Plan Grande Groupe, S.A. ("PGG"), a Honduran corporation. The sole asset of PGG is real property, approximately 16 acres of undeveloped land, located on the island of Guanaja. As consideration for the acquisition of these shares, the Company issued a promissory note payable to the seller in the principal amount of $268,665. See Note 5.

NOTE 5:  LONG-TERM DEBT

As of September 30, 2000, long-term debt consisted of the following:

     6% note payable regarding acquisition of 1,250 shares
           of PGG, due June 30, 2003 (see Note 4) ...................  $ 268,665
     7% unsecured note payable to related party,
           due June 23, 2003.........................................     22,300
     7% unsecured note payable to related party,
           due June 30, 2003.........................................     50,000
     7% unsecured notes payable, due June 30, 2003...................    400,800
                                                                       ---------
                                                                       $ 741,765
                                                                       =========

                                CREST VIEW, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             June 30, 2001 and 2000
                (Information as of and for the three months ended
                        September 30, 2001 is unaudited)
                                   (continued)

NOTE 6:  STOCKHOLDERS' EQUITY

As of June 30, 2000, the Company had issued an aggregate of 3,000,000 units at a price of $.001 per unit, with each unit consisting of one share of common stock and one-third (1/3) Class A Redeemable Common Stock Purchase Warrant, for cash proceeds of $3,000. The holder of 3 units is entitled to exercise one Class A Warrant to purchase one share of common stock and one Class B Redeemable Common Stock Purchase Warrant at a price of $6.00 per share. One class B Warrant entitles the holder to purchase one share of common stock at a price of $9.00 per share.

In June 2001, the Company issued 60,000 shares of its common stock for cash proceeds of $30,000. See Note 3 for additional detail on issuances of common stock.

The Company has filed a registration statement on Form SB-2, with the Securities and Exchange Commission, to register 3,500,000 shares of its common stock. The Company intends to offer for sale 2,100,000 units (each unit consisting of one share of common stock and one-third (1/3) Class A Redeemable Common Stock Purchase Warrant) at a per unit price of $.50 on a self-underwritten, best efforts, 1,200,000 units minimum and 2,100,000 units maximum, basis.

NOTE 7:  COMMITMENTS

(a)  Employment Agreements:

     The Company entered into substantially identical employment agreements, each dated as of July 1, 2001, with its Chief Executive Officer, and its Vice President/Chief Financial Officer. These two-year employment agreements provide that these two officers shall devote such time and effort as may be reasonably required to perform their duties without a requirement to devote a specific number of hours and may be terminated for cause without notice. The officers shall each receive a salary of $36,000 per year payable through the issuance of an aggregate of 144,000 shares of Company common stock valued at $.50 per share, all of which vest upon commencement of the agreements. Bonuses may be paid at the sole discretion of the board of directors. The agreements provide for each employee to receive two weeks of vacation per year and to receive all benefits available to all employees. The employees have agreed not to compete with the Company during the period of their employment and for a two-year period thereafter.

(b)  Lease:

     On July 1, 2001, the Company entered into a sublease for office space with an entity controlled by its two executive officers, whereby the Company agreed to pay this entity $1,200 per month rent over a two-year period or an aggregate of $28,800. The Company has issued an aggregate of 57,600 shares of common stock to this entity in full satisfaction of its rent obligation.

We  have  not   authorized  any  dealer,
salesperson or other person to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not constitute an offer to sell or buy any securities in any jurisdiction where it is unlawful to do so. The information contained in this prospectus is current only as of its date

                                                                 2,100,000 Units

Until  ____________,  2002 (90 days from
the  date  of  this   prospectus),   all
dealers effecting  transactions in these
securities, whether or not participating                         Crest View Inc.
in this  offering,  may be  required  to
deliver   a   prospectus.   This  is  in
addition  to a  dealer's  obligation  to
deliver a  prospectus  when acting as an
underwriter   and  with  respect  to  an
unsold allotment or subscription.                               January __, 2002

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

     The following statutes and by-law provisions are the only statutes, charter provisions, by-laws, contracts or other arrangements known to the registrant that insure or indemnify a controlling person, director or officer of the registrant in any manner against liability which he or she may incur in his or her capacity as such.

     Article EIGHTH of the registrant's Articles of Incorporation provides that:

     The registrant may, to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

     Article VI of the registrant's By-laws provides that:

     On the terms, to the extent, and subject to the condition prescribed by statute and by such rules and regulations, not inconsistent with statute, as the Board of Directors may in its discretion impose in general or particular cases or classes of cases, (a) the Corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding, civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise which any director or officer of the registrant served in any capacity at the request of the registrant, by reason of the fact that he, his testator or intestate, was a director or officer of the registrant, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys, fees, actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, and (b) the registrant may pay, in advance of final disposition of any such action or proceeding, expenses incurred by such person in defending such action or proceeding.

     On the terms, to the extent, and subject to the conditions prescribed by statute and by such rules and regulations, not inconsistent with statute, as the Board of Directors may in its discretion impose in general or particular cases or classes of cases, (a) the registrant shall indemnify any person made a party to an action by or in the right of the registrant to procure a judgment in its favor, by reason of the fact that he, his testator or intestate, is or was a director or officer of the registrant, against the reasonable expenses, including attorneys, fees, actually and necessarily incurred by him in connection with the defense of such action, or in connection with an appeal therein, and (b) the registrant may pay, in advance of final disposition of any such action, expenses incurred by such person in defending such action or proceeding.

     Section 78.751 of the Nevada General Corporation Law ("GCL"), provides that:

          1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

          2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

          3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

          4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

          (a)  By the stockholders;

          (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

          (c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

          (d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

          5. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

          6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

          (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

          (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

          Section 78.752 of the GCL provides that:

          1. A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

          2. The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

          (a)  The creation of a trust fund.

          (b)  The establishment of a program of self-insurance.

          (c) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

          (d)  The establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

          3. Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person's stock or other securities is owned by the corporation.

          4. In the absence of fraud:

          (a) The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

          (b)  The insurance or other financial arrangement:

               (1)  Is not void or voidable; and

               (2) Does not subject any director approving it to personal liability for his action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

          5. A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of Title 57 of the Nevada Revised Statutes.

Item 25.  Other Expenses of Issuance and Distribution.

SEC Registration Fee..............................................   $  4,771.00
Printing Expenses.................................................      2,000.00
Legal Fees and Expenses...........................................     25,000.00
State Securities Qualification Fees and Expenses..................      3,000.00
Accounting and Auditing Fees and Expenses.........................      5,000.00
Miscellaneous.....................................................        229.00
                                                                     -----------
Total.............................................................   $ 40,000.00
                                                                     ===========

Item 26.  Recent Sales of Unregistered Securities.

          (a) As of January 20, 2000, the registrant issued, in a private transaction, an aggregate of 2,960,000 shares of its common stock and warrants to purchase an additional 986,667 shares of the registrant's common stock to Estancia LLC, an entity established for estate planning purposes by Johnny R. Thomas, a director, chief executive officer and founder of the registrant, for the aggregate consideration of $3,256. Dr. Thomas is the manager of Estancia. The registrant believes that these securities were issued in a transaction not involving any public offering in reliance upon exemptions from registration provided by Section 4(2) of the Act.

          (b) As of January 20, 2000, the registrant issued, in a private transaction, an aggregate of 40,000 shares of its common stock and warrants to purchase an additional 13,333 shares of the registrant's common stock to Snow Becker Krauss P.C., the registrant's outside counsel, for the aggregate consideration of $40. The registrant believes that these securities were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Act.

          (c) On April 1, 2001, the registrant issued, in a private transaction, an aggregate of 2,400,000 shares of its common stock and warrants to purchase an additional 800,000 shares of the registrant's common stock to Manzano Limited Partners, a family limited partnership consisting of family members of Johnny R. Thomas, a director, chief executive officer and founder of the registrant, in exchange for the cancellation of $2,680 of indebtedness due the registrant's founder. Dr. Thomas is the manager of Manzano. The registrant believes that these securities were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Act.

          (d) Effective June 29, 2001, the registrant issued, in a private transaction, an aggregate of 23,324 shares of its common stock to Johnny R. Thomas, a director, chief executive officer and founder of the registrant, in exchange for $11,662 of indebtedness due Dr. Thomas. The registrant believes that these securities were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by
     Section 4(2) of the Act.

          (e) Effective June 29, 2001, the registrant issued, in a private transaction, an aggregate of 60,000 shares of its common stock to Johnny R. Thomas, a director, chief executive officer and founder of the registrant for $30,000 paid in cash. The registrant believes that these securities were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Act.

          (f) Effective June 29, 2001, the registrant issued, in a private transaction, an aggregate of 57,600 shares of its common stock to Falcon Financial Group, LLC, an entity owned by Johnny R. Thomas, a director, chief executive officer and founder of the registrant, and John C. Francis, a director, vice president and chief executive officer of the registrant, in connection with a sublease for the Registrant's current principal executive offices and valued at $28,800. The registrant believes that these securities were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Act.

          (g) Effective July 1, 2001, the registrant issued, in a private transaction, an aggregate of 144,000 shares of its common stock to each of Johnny R. Thomas, a director, chief executive officer and founder of the registrant, and John C. Francis, a director, vice president and chief executive officer of the registrant, in connection with their two-year employment agreements with the registrant. The registrant believes that these securities were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by
     Section 4(2) of the Act.

Item 27. Exhibits and Financial Statement Schedules.

(a)  Exhibits

Exhibit
Number   Description
------   -----------

  3.1    Composite of Articles of Incorporation, as amended to date.
  3.2    By-Laws, as amended to date.
  4.1    Specimen common stock certificate.
  4.2    Specimen class A warrant certificate.
  4.3    Specimen class B warrant certificate.
  4.4 Form of Warrant Agent Agreement, to be entered into between Crest View Inc. and Pacific Stock Transfer Company.
  4.5    Form of Warrant Certificates evidencing currently outstanding warrants.
  5.1    Opinion of Snow Becker Krauss P.C. +
 10.1 Form of Escrow Agreement, to be entered into between Crest View Inc. and Southwest Escrow Company.
 10.2 Form of promissory notes made August 23, 2000, September 7, 2000 and February 17, 2001.*
 10.3 Employment Agreement, dated as of July 1, 2001, between Crest View Inc. and Johnny R. Thomas.*
 10.4 Employment Agreement, dated as of July 1, 2001, between Crest View Inc. and John C. Francis. *
 10.5 Exchange Agreement, dated April 1, 2001, between Crest View Inc. and Johnny R. Thomas.*
 10.6 Exchange Agreement, dated June 29, 2001, between Crest View Inc. and Johnny R. Thomas.*
 10.7 Sublease Agreement, dated June 29, 2001, between Crest View Inc. and Falcon Financial Group LLC.*
 10.8    Form of promissory note issued to real property lenders.*
 10.9 Stock Purchase Agreement, dated as of September 18, 2001, between Crest View Inc. and Anthony Conforti.
 10.10   Promissory note issued to Anthony Conforti.
 10.11 Form of investment representation letter utilized by each purchaser of common stock and/or warrants from Estancia LLC, Excalibur Trust and Manzano Limited Partners.
 23.1    Consent of Snow Becker Krauss P.C. (included in legal opinion filed as
         Exhibit 5.1). +
 23.2    Consent of Lazar Levine & Felix LLP.

--------
  *      Previously filed.
  +      To be filed by amendment.


Item 28.          Undertakings.

         The registrant hereby undertakes:

          (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

          (iii)Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          (4) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a Director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (5) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or
     (4) or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective.

          (6) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Henderson, State of Nevada on January 4, 2002.

                                                CREST VIEW, INC.


                                                By:    /s/ Johnny R. Thomas
                                                    ---------------------------
                                                    Johnny R. Thomas, President


In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

      Signature             Title                                                   Date
      ---------             -----                                                   ----
/s/ Johnny R. Thomas        Chairman of the Board, President, Treasurer
--------------------
  Johnny R. Thomas          (Principal Executive Officer)                           January 4, 2002


 /s/ John C. Francis        Vice President, Chief Financial Officer and Director
 -------------------
   John C. Francis          (Principal Accounting and Financial Officer)            January 4, 2002

                                  EXHIBIT INDEX


Exhibit
Number   Description
------   -----------

  3.1    Composite of Articles of Incorporation, as amended to date.

  3.2    By-Laws, as amended to date.

  4.1    Specimen common stock certificate.

  4.2    Specimen class A warrant certificate.

  4.3    Specimen class B warrant certificate.

  4.4 Form of Warrant Agent Agreement, to be entered into between Crest View Inc. and Pacific Stock Transfer Company.

  4.5    Form of Warrant Certificates evidencing currently outstanding warrants.

 10.1 Form of Escrow Agreement, to be entered into between Crest View Inc. and Southwest Escrow Company.

 10.9 Stock Purchase Agreement, dated as of September 18, 2001, between Crest View Inc. and Anthony Conforti.

 10.10   Promissory note issued to Anthony Conforti.

 10.11 Form of investment representation letter utilized by each purchaser of common stock and/or warrants from Estancia LLC, Excalibur Trust and Manzano Limited Partners.

 23.2    Consent of Lazar Levine & Felix LLP.